Report of Independent Auditors

To the Board of Directors of Smiths Medical 2020 Limited

We have audited the accompanying consolidated financial statements of Smiths Medical 2020 Limited and its subsidiaries, which comprise the consolidated balance sheets as of 31 July 2021 and 2020, and the related consolidated income statements, consolidated comprehensive income statements, consolidated statements of changes in equity and consolidated cash flow statements for the years then ended.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Smiths Medical 2020 Limited and its subsidiaries as of 31 July 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/PricewaterhouseCoopers LLP
London, United Kingdom
21 March 2022
PricewaterhouseCoopers LLP, 1 Embankment Place, London, WC2N 6RH
T: +44 (0) 2075 835 000, F: +44 (0) 2072 124 652, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of
PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.

Consolidated Financial Statements
CONSOLIDATED INCOME STATEMENT

		Year Ended 31 July
($ in millions, except per common share amounts)	Notes	2021	2020
Revenue	1	1,153	1,159
Cost of sales		(606)	(565)
Gross profit		547	594
Selling, general and administrative expenses		(447)	(460)
Other operating expenses		(84)	(5)
OPERATING PROFIT	2	16	129
Interest income	3	3	11
Interest expense	3	(21)	(34)
Other financing income	3	67	77
Profit before taxation		65	183
Taxation expense	4	1	(10)
PROFIT FOR THE YEAR		66	173
The accompanying notes are an integral part of these consolidated statements.

1	Smiths Medical FY21 Financials

Consolidated Financial Statements
CONSOLIDATED COMPREHENSIVE INCOME STATEMENT

		Year Ended 31 July
($ in millions)	Notes	2021	2020
Profit for the year		66	173
Other comprehensive income/(expense) - Items that may be reclassified to profit or loss:
Exchange differences on translation of foreign operations		27	25
Cash-flow hedge reserve amount reclassified to income statement	16	2	(2)
Change in fair value of hedging instruments taken to reserves	16	3	(3)
Total other comprehensive income		32	20
TOTAL COMPREHENSIVE INCOME		98	193

The accompanying notes are an integral part of these consolidated statements.

2	Smiths Medical FY21 Financials

Consolidated Financial Statements
CONSOLIDATED BALANCE SHEET

		31 July
($ in millions)	Notes	2021	2020
CURRENT ASSETS
Cash and cash equivalents	15	229	193
Trade and other receivables	13	170	193
Related party notes receivable	15	1,527	1,419
Current tax receivable	4	4	4
Inventories	12	201	215
Financial derivatives	17	5	2
		2,136	2,026
NON-CURRENT ASSETS
Property, plant and equipment, net	10	169	160
Right of use assets, net	11	56	56
Intangible assets. net	8	858	916
Other financial assets	18	19	—
Trade and other receivables	13	2	2
Deferred tax assets	4	16	18
		1,120	1,152
TOTAL ASSETS		3,256	3,178
CURRENT LIABILITIES
Financial liabilities
– borrowings – cash overdrafts	15	(18)	(12)
– borrowings – related party	15	(1,124)	(1,161)
– lease liabilities	15	(16)	(14)
– financial derivatives	17	(3)	(5)
Trade and other payables	14	(198)	(202)
Related party trade and other payables, net	26	(1)	(15)
Provisions for liabilities and charges	20	(11)	(7)
Current tax payable	4	(18)	(13)
		(1,389)	(1,429)
NON-CURRENT LIABILITIES
Financial liabilities
– lease liabilities	15	(46)	(48)
– financial derivatives	15	—	(1)
Trade and other payables	14	(26)	(16)
Provisions for liabilities and charges	20	(42)	(3)
Retirement benefit obligations	7	(7)	(7)
Deferred tax liabilities	4	(27)	(54)
		(148)	(129)
TOTAL LIABILITIES		(1,537)	(1,558)
NET ASSETS		1,719	1,620
SHAREHOLDERS' EQUITY
Share capital	21	13	13
Share premium		—	1,487
Retained earnings		2,208	531
Group reconstruction reserve	23	(372)	(372)
Cumulative translation reserve		(132)	(36)
Hedge reserve	23	2	(3)
TOTAL SHAREHOLDERS’ EQUITY		1,719	1,620

The accompanying notes are an integral part of these consolidated statements.

3	Smiths Medical FY21 Financials

Consolidated Financial Statements
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

($ in millions)	Notes	Share capital	Share premium	Retained earnings	Group reconstruction reserve	Cumulative translation reserve	Hedge reserve	Total equity
At 31 July 2019		—	1,128	359	—	(61)	2	1,428
Impact of the adoption of IFRS 16		—	—	(2)	—	—	—	(2)
At 1 August 2019		—	1,128	357	—	(61)	2	1,426
Profit for the period		—	—	173	—	—	—	173
Other comprehensive income:
Exchange differences on translation of foreign operations		—	—	—	—	25	—	25
Cash-flow hedge reserve amount reclassified to income statement	16	—	—	—	—	—	(2)	(2)
Change in fair value of hedging instruments taken to reserves	16	—	—	—	—	—	(3)	(3)
TOTAL COMPREHENSIVE INCOME FOR THE YEAR		—	—	173	—	25	(5)	193
Transactions relating to ownership interests:
Effects of capital reorganization	23	13	359	—	(372)	—	—	—
Share-based payment capital contribution	6	—	—	1	—	—	—	1
At 31 July 2020		13	1,487	531	(372)	(36)	(3)	1,620
Profit for the period		—	—	66	—	—	—	66
Other comprehensive income:
Exchange differences on translation of foreign operations		—		—	—	27		27
Cash-flow hedge reserve amount reclassified to income statement	16	—	—	—	—	—	2	2
Change in fair value of hedging instruments taken to reserves	16	—	—	—	—	—	3	3
TOTAL COMPREHENSIVE INCOME FOR THE YEAR		—	—	66	—	27	5	98
Transactions relating to ownership interests:
Bonus issue of shares	21	155	—	(155)	—	—	—	—
Reduction of share capital	21	(155)	(1,487)	1,765	—	(123)	—	—
Share-based payment capital contribution	6	—	—	1	—	—	—	1
At 31 July 2021		13	—	2,208	(372)	(132)	2	1,719

The accompanying notes are an integral part of these consolidated statements.

4	Smiths Medical FY21 Financials

Consolidated Financial Statements
CONSOLIDATED CASH FLOW STATEMENT

		Year Ended 31 July
($ in millions)	Notes	2021	2020
Cash-flows from operating activities
Operating profit	2	16	129
Amortization of intangible assets	8	20	22
Impairment of assets	9	83	—
Depreciation of property, plant and equipment	10	29	23
Depreciation of right to use assets	11	13	14
Loss on disposal of property, plant and equipment	10	2	5
Decrease/(increase) in trade and other receivables	13	23	(25)
Decrease/(increase) in inventories	12	10	(30)
(Decrease)/increase in trade and other payables	14	(8)	54
(Decrease)/increase in provisions	20	43	4
Cash generated from operations		231	196
Interest received	3	3	11
Tax paid	4	(18)	(22)
Net cash inflow from operating activities		216	185

Cash-flows from investing activities
Purchases of property, plant and equipment	10	(46)	(26)
Expenditure on capitalized development	8	(27)	(23)
Expenditure on other intangible assets	8	(2)	(3)
Investment in other financial assets	18	(19)	—
Acquisition of business	24	—	(16)
Receipts of related party receivables	15	62	65
Advances for related party receivables	15	(84)	(92)
Net cash-flow used in investing activities		(116)	(95)

Cash-flows from financing activities
Increase in new borrowings	15	6	27
Reduction and repayment of borrowings	15	(42)	(5)
Reduction and repayment of lease liabilities	15	(12)	(14)
Interest paid on borrowings and leases	15	(26)	(50)
Cash inflow/(outflow) from matured derivative financial instruments	17	2	(4)
Net cash-flow used in financing activities		(72)	(46)

Cash and cash equivalents at beginning of period		181	124
Net increase in cash and cash equivalents		28	44
Exchange differences		2	13
Cash and cash equivalents at end of period		211	181

The accompanying notes are an integral part of these consolidated statements.

5	Smiths Medical FY21 Financials

Accounting Policies
ACCOUNTING POLICIES

BASIS OF PREPARATION

General information

These Non-statutory financial statements have been prepared in relation to the sale of Smiths Medical 2020 Limited ("SM2020") and its subsidiaries (together, the “Smiths Medical Group”, “Smiths Medical” or the "Group”) by Smiths Group plc to ICU Medical Inc. (ICU Medical), that completed on January 6, 2022. The Non-statutory financial statements being presented comprises the assets and liabilities, income and expenses and cash flows of the Group for the years ended 31 July 2021 and 31 July 2020 and has been prepared in accordance with the basis of preparation as set out below.

The Group has historically operated as part of the broader Smiths Group plc group. The Group has prepared these Non-statutory financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"). These Non-statutory financial statements are not necessarily indicative of results that would have occurred if the business had been a separate standalone entity during the period presented or the future results of the Group as a standalone entity.

SM2020 was incorporated in England and Wales on 15 July 2019 as a wholly owned subsidiary of Smiths Group International Holdings Limited (“SGIH”). On 20 December 2019, SGIH transferred all of its interest in Smiths Medical Group Limited (“SMGL”) to SM2020. Prior to 20 December 2019, SMGL was the holding company of the Group. The insertion of SM2020 as a new holding company for the Group was a common control transaction and therefore outside the scope of IFRS 3 Business Combinations. In substance, the financial information for the year ended 31 July 2020 represents a continuation of the pre-existing group headed by SMGL and the financial information for that year has been prepared applying the principles of a capital reorganization.

The balance sheet as at 31 July 2020 represents the legal change in ownership of the Group from SMGL to SM2020, including the share capital of SM2020. The balance sheet as 31 July 2021 reflects the share capital of SM2020.

The Group consists of the wholly-owned subsidiaries of SM2020 for the years ended 31 July 2021 and 31 July 2020 as set out in note 28.

These Non-statutory financial statements are presented in millions of United States Dollars (USD) unless otherwise indicated.

Significant Accounting Policies

Basis of Accounting

The following significant accounting policies apply to the Consolidated Financial Statements as a whole. The Non-statutory financial statements for the two years ended 31 July 2020 and 2021 has been prepared in accordance with the basis of preparation. The Non-statutory financial statements does not constitute statutory accounts within the meaning of section 434(3) of the Companies Act 2006. The basis of preparation describes how the Non-statutory financial statements has been prepared in accordance with IFRS. The accounting policies have been consistently applied to all the periods presented, unless otherwise stated.

Basis of Consolidation

The Consolidated Financial Statements include the results of the Group and its subsidiary undertakings that have been controlled by the Group during the financial periods presented. Control exists when the Group: (i) has power over the investee; (ii) is exposed, or has rights, to variable returns from its involvement in the investee; and (iii) has the ability to use its power to affect its returns. The Group reassesses whether or not it controls an entity if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above. The consolidated financial information of the Group’s subsidiaries is included within the Group’s Consolidated Financial Statements from the date that control commences until the date that control ceases and is prepared for the same year end date using consistent accounting policies. A list of the subsidiaries of the Group is provided in note 28.

Going Concern

ICU Medical acquired the Group on 6 January, 2022. In doing so, the related party balances receivable by the Group of $1,527m from Smiths Group plc entities (see note 15) have been restructured and balances distributed / repaid to Smiths Group. The related party loan balances of the Group falling due in November 2022 of $1,124m (see note 15) have been settled and repaid to Smiths Group. These loans have since been replaced with intercompany loan agreements between ICU Medical and Smiths Medical ASD, Inc, in the amounts of $1,124m. ICU Medical has obtained financing with lending institutions to complete the transaction and to continue to fund the Group’s operations post completion.

The Group is dependent on being able to continue to secure financing and support from its parent entity. As the sale transaction has completed and acquisition financing is in place, ICU Medical has confirmed it intends to operate and support the business as a going concern for at least 12 months after approving these financial statements and has the financing and liquidity to be able to continue to support the Group’s operations.

Management has concluded that these circumstances, taken together, indicate the Group’s ability to continue as a going concern. The financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary in the event the Group can no longer continue as a going concern.

Foreign Currencies

The Parent Company’s functional currency is the Great British pound (GBP) and the Group's presentational currency is the United States dollar (USD). The financial position of all subsidiaries and associates that have a functional currency different from USD are translated into USD at the rate of exchange at the date of that balance sheet, and the income and expenses are translated at average exchange rates for the period. All resulting exchange differences are recognized as a separate component of equity.

On consolidation, exchange differences arising from the translation of the net investment in foreign entities, and of borrowings and other currency instruments designated as hedges of such investments, are taken to shareholders’ equity. When a foreign operation is sold, the cumulative amount of such exchange differences is recognized in the income statement as part of the gain or loss on sale.

6	Smiths Medical FY21 Financials

Accounting Policies

Exchange differences arising on transactions are recognized in the income statement. Those arising on trading are taken to operating profit; those arising on borrowings are classified as finance income or cost.

GBP and EUR average exchange rates to USD used for FY2021 income statement translational purposes are 0.737 and 0.836, respectively. Closing exchange rates used for FY2021 balance sheet net assets translational purposes are 0.719 and 0.843, respectively. GBP and EUR average exchange rates used for FY2020 income statement translational purposes are 0.792 and 0.903, respectively. Closing exchange rates used for FY2020 balance sheet net assets translational purposes are 0.763 and 0.848, respectively.

Revenue

Revenue is measured at the fair value of the consideration received, net of trade discounts (including distributor rebates) and sales taxes. When the Group enters into complex contracts with multiple, separately identifiable components, the terms of the contract are reviewed to determine whether the elements of the contract should be accounted for separately. If a contract is being split into multiple components, the contract revenue is allocated to the different components at the start of the contract. The basis of allocation depends on the substance of the contract. The Group considers relative stand-alone selling prices, contractual prices and relative cost when allocating revenue.

The Group has identified the following two types of revenue:

Sale of Goods – generic products manufactured by the Group

Generic products are defined as either:

•Products that are not specific to any particular customer; or
•Products that may initially be specific to a customer but can be reconfigured at minimal cost, i.e. retaining a margin, for sale to an alternative customer; or
•Products that are specific to a customer but are manufactured at the Group’s risk, i.e. we have no right to payment of costs plus margin if the customer refuses to take control of the goods.

For established products with simple installation requirements, revenue is recognized when the control of the product is passed to the customer. The point in time that control passes is defined in accordance with the agreed shipping terms and is determined on a case-by-case basis. The time of dispatch or delivery of the goods to the customer is normally the point at which invoicing occurs. For some generic products which are technically innovative and highly configured, revenue is recognized when the performance obligation has been completed, which is often after the customer has completed its acceptance procedures and has assumed control.

Products that are sold under multiple element arrangements, i.e. contracts involving a combination of products and services, are bundled into a single performance obligation unless the product is distinct and can be sold separately with an observable standalone selling price. For contracts that pass control of the product to the customer only on completion of installation services, revenue will be recognized upon completion of the installation.

An obligation to provide a refund for faulty products under the standard warranty terms is recognized as a provision. If the contract includes terms that either extend the warranty beyond the standard term or implies that maintenance is provided to keep the product working, these are service warranties and revenue is deferred to cover the performance obligation in an amount equivalent to the standalone selling price of that service.

Service Revenue - services relating to the installation, repair and ongoing maintenance of equipment

Services include installation, commissioning, testing, training, software hosting and maintenance, product repairs and contracts undertaking extended warranty services. For complex installations where the supply of services cannot be separated from the supply of product, revenue is recognized upon acceptance of the combined performance obligation (see Sale of Goods above). For services that can be accounted for as a separate performance obligation, revenue is recognized over time, assessed based on the actual service provided as a proportion of the total services to be provided.

Depending on the nature of the contract, revenue will be recognized as follows:

•Installation, training and testing services (when not linked to the supply of product and subject to acceptance) will be recognized ratably as the service is provided;
•Software hosting and maintenance services will be recognized ratably over the life of the contract;
•Product repair services, where the product is returned to the Group’s premises for remedial action, will be recognized when the product is returned to the customer and they regain control of the asset;
•On-site ad hoc product repair services will be recognized ratably as the services are performed;
•Long-term product repair and maintenance contracts will be recognized ratably over the contract term; and
•Extended service warranties will be recognized ratably over the contract term.

Invoicing for services will depend on the nature of the service provided with some services charged in advance and others in arrears.

Contract Costs

The Group has taken and applies the practical expedient under IFRS 15 para 94 where an entity may recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

7	Smiths Medical FY21 Financials

Accounting Policies
Allocation of costs from Smiths Group plc

The consolidated income statement includes all revenues and costs directly attributable to Smiths Medical as well as recharges of expenses from Smiths Group plc related to centralized facilities, technology functions, royalty fees and administrative services. Such allocations have been made on a reasonable basis such as cost plus benchmarking based on third party assessments and cost allocation mechanisms consistent with arm's length practices and compliance with regulatory requirements, but are not necessarily indicative that the costs were those that would have been incurred if the group had operated independently.

Taxation

The charge for taxation is based on profits for the year and takes into account taxation deferred because of temporary differences between the treatment of certain items for taxation and accounting purposes.

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to taxation authorities. Tax benefits are not recognized unless it is likely that the tax positions are sustainable. Once considered to be likely, tax benefits are reviewed to assess whether a provision should be made based on prevailing circumstances. Tax provisions are included in current tax liabilities, including any anticipated interest and penalties. The tax rates and tax laws used to compute the amount are those that are enacted, or substantively enacted, at the reporting date in the countries where the Group operates and generates taxable income.

Deferred tax is provided in full using the balance sheet liability method. A deferred tax asset is recognized where it is probable that future taxable income will be sufficient to utilize the available relief. Tax is charged or credited to the income statement except when it relates to items charged or credited directly to equity, in which case the tax is also dealt with in equity. Deferred tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary differences is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax liabilities and assets are not discounted.

The tax effects on the Non-statutory financial statements have been presented based on the actual tax charge of the Group based on its structure as part of Smiths Group plc for the periods presented and are not necessarily representative of the tax charge that could apply in the future.

Employee Benefits

Share-Based Compensation

For the period covered by the financial statements, employees of the Group were members of share schemes operated by Smiths Group plc. Smiths Group plc accounted for these schemes as noted below.

The fair value of the shares or share options granted is recognized as an expense over the vesting period to reflect the value of the employee services received. The fair value of options granted, excluding the impact of any non-market vesting conditions, is calculated using established option pricing models, principally binomial models. The probability of meeting non-market vesting conditions, which include profitability targets, is used to estimate the number of share options which are likely to vest.

For cash-settled share-based payment, a liability is recognized based on the fair value of the payment earned by the balance sheet date. For equity-settled share-based payment, the corresponding credit is recognized directly in reserves.

Pension Obligations and Post-Retirement Benefits

The Group has defined benefit plans, defined contribution plans and post-retirement healthcare schemes. For defined contribution plans, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. Contributions are expensed as incurred.

Historically, the Group’s employees have also participated in defined benefit pension schemes where Smiths Group plc is responsible for settling the scheme. In accordance with IAS 19 Employee Benefits, the Group recognizes costs for each period of account equal to the contributions payable to Smiths Group plc in relation to defined benefit pension schemes but does not represent any assets or liabilities on the balance sheet. These costs relate to closed schemes, a legacy of previous employee pension arrangements, and are not reflective of the ongoing business performance.

Intangible Assets

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the identifiable net assets of the acquired subsidiary at the date of acquisition.

Goodwill arising from acquisitions of subsidiaries after 1 August 1998 is included in intangible assets, tested annually for impairment and carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. Goodwill arising from acquisitions of subsidiaries before 1 August 1998 was set against reserves in the year of acquisition.

Goodwill is tested for impairment at least annually. Any impairment is recognized immediately in the income statement. Subsequent reversals of impairment losses for goodwill are not recognized.

Research and Development

Expenditure on research and development is charged to the income statement in the year in which it is incurred except for:
•amounts recoverable from third parties; and
•expenditure incurred in respect of the development of major new products where the outcome of those projects is assessed as being reasonably certain as regards viability and technical feasibility. Such expenditure is capitalized and amortized over the estimated period of sale for each product, commencing in the year that sales of the product are first made. Amortization is charged straight-line or based on the units produced, depending on the nature of the product and the availability of reliable estimates of production volumes.

8	Smiths Medical FY21 Financials

Accounting Policies

The cost of development projects which are expected to take a substantial period of time to complete includes attributable borrowing costs.

Intangible assets acquired in business combinations

The identifiable net assets acquired as a result of a business combination may include intangible assets other than goodwill. Any such intangible assets are amortized straight-line over their expected useful lives as follows:

Patents, licenses and trademarks	up to 20 years
Technology	up to 13 years
Customer relationships	up to 11 years

Software, patents and intellectual property

Software, patents and intellectual property intangible assets are amortized straight-line over their expected useful lives as follows:

Software	up to 7 years
Patents and intellectual property	shorter of the economic life and the period the right is legally enforceable

Property, Plant and Equipment

Property, plant, and equipment (“PP&E”) are stated at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of an asset including subsequent additions and improvements when it is probable that future economic benefit associated with the item will flow to the Group and the cost can be reliably measured. Depreciation is provided on a straight-line basis from the point an asset becomes available for use. Depreciation is calculated to reduce the asset’s cost to its residual value over the asset’s estimated useful economic life. The assets’ residual values, depreciation methods and useful economic lives are reviewed annually and adjusted if appropriate.

Assets are depreciated as follows:

Asset Category	Useful Life
Land	not depreciated
Land improvements	20 years
Buildings and building improvements	20 to 50 years
Leasehold Improvements	greater of 5 years or remaining life of lease
Plant, machinery, etc.	4 to 10 years
Fixtures, fittings, tools, and other equipment	3 to 10 years

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sale proceeds, less any selling expenses, and the carrying amount of the asset. This difference is recognized in the Consolidated Income Statement.

Assets under construction reflects the cost of construction or improvement of items of PP&E that are not yet available for use. Finance costs incurred in the construction of assets that take more than one year to complete are capitalized using the Group’s weighted average borrowing cost during the period in which the asset is under construction. Capitalization of finance costs ceases when the asset becomes available for use.

Impairment of Assets

The carrying values of PP&E and intangibles (including acquired intangibles, capitalized development costs, software and patents) are reviewed for indicators of impairment when events or changes in circumstances indicate the carrying value may be impaired. If any such indication exists, the recoverable amount of the asset is estimated, being the higher of an asset’s fair value less costs to sell and the net present value of its expected pre-tax future cash flows (“value in use”). When an asset’s recoverable amount falls below its carrying value, an impairment is charged to the Consolidated Income Statement. In carrying out impairment reviews of intangible assets, several significant assumptions must be made when preparing cash-flow projections to determine the value in use of the cash-generating unit ("CGU"). These include growth and discount rate assumptions. See Note 10 for further discussion.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out (FIFO) method. The cost of finished goods and work in progress comprises raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity). The cost of items of inventory which take a substantial period of time to complete includes attributable borrowing costs. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

Trade and Other Receivables

Trade receivables are initially recognized at fair value and subsequently measured at amortized cost, less any appropriate provision for expected credit losses and rebates.

Provisions

Provisions for warranties and product liability, commercial disputes, litigation, reorganization and property liabilities are recognized when: the Group has a legal or constructive obligation as a result of a past event; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognized for future operating losses. Provisions are discounted where the time value of money is material.

9	Smiths Medical FY21 Financials

Accounting Policies

Where there are several similar obligations, for example where a warranty has been given, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Cash and Cash Equivalents

The consolidated balance sheet includes assets and liabilities that are specifically attributable to the Group. The Group is part of cash pooling arrangements with Smiths Group plc whereby the Group’s balances are transferred to overnight central treasury accounts. This has resulted in cash balances subject to cash pooling being recognized in cash and cash equivalents and loan balances with Smiths Group recognized as related party borrowings. Amounts included in cash and cash equivalents related to balances held by the Group in cash pooling arrangements are $168m as of 31 July 2021 (FY2020: $176m).

Financial Assets

The classification of financial assets depends on the purpose for which the assets were acquired. Management determines the classification of an asset at initial recognition and re-evaluates the designation at each reporting date. Financial assets are classified as: measured at amortized cost, fair value through other comprehensive income or fair value through profit and loss.

Financial assets primarily include trade receivables, cash and cash equivalents (comprising cash at bank, money market funds and short-term deposits), short-term investments, derivatives (foreign exchange contracts and interest rate derivatives) and unlisted investments.

•Trade receivables are classified either as ‘held to collect’ and measured at amortized cost or as ‘held to collect and sell’ and measured at fair value through other comprehensive income (FVOCI). The Group may sell trade receivables due from certain customers before the due date. Any trade receivables from such customers that are not sold at the reporting date are classified as ‘held to collect and sell’.

•Cash and cash equivalents (consisting of balances with banks and other financial institutions, money-market funds, short-term deposits) and short-term investments are subject to low market risk. Cash balances and short-term investments are measured at amortized cost. Money market funds and short-term deposits are measured at fair value through profit and loss (FVPL). Short term deposits that are solely payments of principal and interest (SPPI) and are held to maturity are classified at amortized cost.

•Derivatives and unlisted investments are measured at FVPL. Financial assets are derecognized when the right to receive cash-flows from the assets has expired, or has been transferred, and the Group has transferred substantially all the risks and rewards of ownership. When securities classified as available for sale are sold or impaired, the accumulated fair value adjustments previously taken to reserves are included in the income statement.

•Notes receivables are non-derivative financial assets with fixed and determinable payments that are not quoted in an active market. Related party notes to Smiths Group plc are unsecured and repayable on demand.

Financial assets are classified as current if they are expected to be realized within 12 months of the balance sheet date.

Financial Liabilities

Borrowings are initially recognized at the fair value of the proceeds, net of related transaction costs. These transaction costs, and any discount or premium on issue, are subsequently amortized under the effective interest rate method through the income statement as interest over the life of the loan and added to the liability disclosed in the balance sheet. Related accrued interest is included in the borrowings figure.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least one year after the balance sheet date.

Derivative Financial Instruments and Hedging Activities

The Group uses derivative financial instruments to hedge its exposures to foreign exchange arising from its operating activities.

Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The method of recognizing any resulting gain or loss depends on whether the derivative financial instrument is designated as a hedging instrument and, if so, the nature of the item being hedged.

Where derivative financial instruments are designated into hedging relationships, the Group formally documents the risk management objective and strategy for entering the hedge, the nature of the risks being hedged and the economic relationship between the hedged item and the hedging instrument and if the change in cash-flows of the hedged item and hedging instrument are expected to offset each other.

Changes in the fair value of any derivative financial instruments that do not qualify for hedge accounting are recognized immediately in the income statement.

Cash-Flow Hedge

Cash-flow hedging is used by the Group to hedge certain exposures to variability in future cash-flows.

The effective portions of changes in the fair values of derivatives that are designated and qualify as cash-flow hedges are recognized in equity. The gain or loss relating to any ineffective portion is recognized immediately in the income statement. Amounts accumulated in the hedge reserve are recycled in the income statement in the periods when the hedged items will affect profit or loss.

When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in other comprehensive income is immediately transferred to the income statement.

Fair Value of Financial Assets and Liabilities

10	Smiths Medical FY21 Financials

Accounting Policies
The fair values of financial assets and financial liabilities are the amounts at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

IFRS 13 - Fair Value Measurement’ requires fair value measurements to be classified according to the following hierarchy:

•level 1 – quoted prices in active markets for identical assets or liabilities;
•level 2 – valuations in which all inputs are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices); and
•level 3 – valuations in which one or more inputs that are significant to the resulting value are not based on observable market data.

See note 18 for information on the methods the Group uses to estimate the fair values of its financial instruments.

Dividends

Dividends are paid to Smiths Group plc and recognized as a liability in the period in which they are declared and approved by the applicable Corporate Officers of the Group.

Government Grants

In July 2020, the Group obtained a grant from the U.S. government to increase production capacity to meet anticipated demand related to virus vaccines.

Funds received from the grant will be held on the balance sheet in deferred income. The deferred income will be amortized to other income which is in Costs of Goods Sold and not in revenue as the related expenditure that the grant relates to is incurred. The expenditures relating to this will be capitalized at their full value in accordance to our fixed assets policy. In the Consolidated Cash-Flow Statement in Cash-flows from investing activities, the relevant expenditures will be reflected as normal for other capitalized fixed asset costs and cash in-flows will be reflected in their own line such as “Cash received from government grants”. For further discussion on the details of the grant, see note 26.

Significant Judgements and Estimates and Sources of Estimation Uncertainty

The preparation of the accounts in conformity with international financial reporting standards requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accounts and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The key judgements, estimates and assumptions used in these consolidated financial statements are set out below.

Management does not believe that the estimates or judgements identified below (other than in respect of Intellifuse™, as discussed in Note 9 and Medfusion® FDA Audit, as discussed in Note 20 have a significant risk of material change in the next 12 months.

Receivables Provisions

Bad Debt Provision

If the carrying value of any receivable is higher than the recoverable amount, the Group makes provisions writing down the balance to its recoverable amount. The recoverable amount of receivables is considered individually for each customer and incorporates past experience and progress with collecting receivables.

The provision for the allowance for expected credit losses is calculated using historical write-offs as a base with a default risk multiplier applied to reflect country risk premium. The value assigned to the risk multiplier is a source of estimation uncertainty.

($ in millions)	Gross value of receivables partly provided for three or more months overdue:	Provisions against these receivables three or more months overdue:	Net value of receivables three or more months overdue:
31 July 2021	14	6	8
31 July 2020	20	10	13

See note 13 for disclosures on credit risk and aging of trade receivables.

Inventory Provisions

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out (FIFO) method. The cost of finished goods and work in progress comprises raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity). The cost of items of inventory which take a substantial period of time to complete includes attributable borrowing costs. The net realizable value of inventories is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. Provisions are made for any slow-moving, obsolete or defective inventories. See note 12 for a breakdown of inventory.

($ in millions)	Inventory Provision	Gross Inventory	Increase in provision from a 10% increase in proportion of total inventory provided
31 July 2021	15	216	16
31 July 2020	12	227	13

11	Smiths Medical FY21 Financials

Accounting Policies
Revenue Recognition

The Group does not enter into material contracts that are for agreed fees and are performed across more than one accounting period.

Rebate Provisions

The Group has a number of agreements with Group Purchasing Organizations and Individual Development Networks offering variable pricing arrangements on sales creating the need for rebates. These rebates are estimated based on current sales and an applicable erosion rate, based on historical rebate trends and adjusted for inventory maintained at distributor sites, to determine an appropriate rebate accrual. There has been no recent history of material revisions to this rebate accrual methodology. See note 14 for disclosures on rebate provisions.

Impairment Testing

Goodwill is tested at least annually for impairment and other assets, including capitalized development costs and intangible assets acquired in business combinations, are tested if there are any indications of impairment.

Impairment testing is undertaken at the lowest level for which internal performance is monitored. Judgement is required in assessing the appropriate CGU level for impairment testing of each intangible asset (as discussed further in Note 9).

Capitalization of Development Costs

Expenditure incurred in the development of major new products is capitalized as internally generated intangible assets only when strict criteria are met, specifically in relation to the products' technical feasibility and probable future economic benefits. The carrying value of intangible assets is amortized over their expected useful lives, commencing in the year that sales are first made.

Key judgements made in the assessment of future commercial viability include:

•Scope of work to achieve regulatory clearance (where required) – including the level of testing evidence and documentation;
•Competitor activity – including the impact of potential competitor product launches on the marketplace and customer demand; and
•Launch timeline – including time and resource required to establish and support the commercial launch of a new product.

The assessment of the future viability and technical feasibility of development projects (in particular Intellifuse™) and the determination of the underlying products' useful economic life and amortization basis require significant judgement and the use of assumptions and estimates.

Medfusion® product range - US Food and Drug Administration (FDA) ‘for-cause’ audit and field remediation costs

The Smiths Medical Group is unable to control the timing or character of further FDA responses and other regulatory communications, and there can be no assurance that the FDA will accept as adequate the Smiths Medical Group’s responses to the Form 483 observations, the Response, or any remediation actions that the Smiths Medical Group has or may continue to take in relation thereto.

Critical assumptions made in the assessment of the provision include:

•developing proposed remediation strategy scenarios and their acceptability to the FDA;
•scope of work to achieve regulatory clearance (where required) – including the level of testing evidence and documentation;

The provision amount is subject to a level of estimation uncertainty; the key estimates and related sensitivities are set out in Note 20.

New Standards and Interpretations Effective in the Period

The significant accounting policies adopted during the period covered by the Non-statutory financial statements are set out below.

Newly Adopted Accounting Policies – IFRS 16 – Leases

The Group adopted IFRS 16 – Leases with effect from 1 August 2019. The standard fundamentally changed the accounting treatment of leased assets, requiring that all material lease liabilities and corresponding ‘right of use’ assets are recognized on the balance sheet. The operating lease rental expense previously charged to operating profit in the income statement has been replaced by a depreciation charge for the ‘right of use’ assets recognized in operating profit and an interest charge on the lease liabilities recognized in finance costs.

The Group has adopted IFRS 16 using the modified retrospective transition approach, which does not require the restatement of comparative figures. Adoption of IFRS 16 resulted in right of use assets totaling $52m being recognized together with lease liabilities of $53m and a net $2m decrease in net assets. The weighted average incremental borrowing rate was 3.19%. There is no material difference between the value of the lease liabilities adopted and the discounted lease commitments at 31 July 2019.

On transition the Group applied the following available practical expedients permitted by the standard:

•the exclusion of leases relating to low-value assets (less than $5,000 when new);
•the exclusion of short-term leases, being those with a lease term of 12 months or less; and
•the use of hindsight in determining the lease term where the contract contains options to extend or terminate the lease.

12	Smiths Medical FY21 Financials

Accounting Policies
Newly Adopted Interpretations IFRIC 23 – Uncertainty over Income Tax Treatments

The Group adopted IFRIC 23 – Uncertainty over Income Tax Treatments on 1 August 2019. This interpretation clarifies how to recognize and measure uncertainties over income tax treatments. The Group already provides for tax uncertainties and the net impact on the Group of implementing IFRIC 23 did not have a material impact on the financial statements.

New Standards and Interpretations Not Yet Adopted

The amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 Interest Rate Benchmark Reform – Phase 2 are effective from 1 January 2021 and have not been early adopted in these Non-statutory financial statements.

IBOR Amendments

The Group's related party loans payable are referenced to USD LIBOR. On 6 January 2022, ICU Medical acquired the Group. In doing so, the related party receivable balances by the Group of $1,527m from Smiths Group plc entities (see note 15) have been restructured and balances distributed / repaid to Smiths Group plc. The related party loan balances of the Group falling due in November 2022 of $1,124m (see note 15) have been settled and repaid to Smiths Group plc. These loans have since been replaced with intercompany loan agreements between ICU Medical and Smiths Medical ASD, Inc, in the amounts of $1,124m, based on a fixed borrowing rate. The Group have concluded the impact of IBOR phase 2 does not currently have a significant impact on the Group.

13	Smiths Medical FY21 Financials

Notes to the Accounts
NOTES TO THE ACCOUNTS

1 REVENUE INFORMATION

ANALYSIS OF REVENUE

The Group generates revenue across three major product categories:

	Revenues by Product
	Year Ended 31 July
($ in millions)	2021	2020
Infusion Systems	411	409
Vascular Access	369	347
Vital Care, Specialty, and other	373	403
Total	1,153	1,159

The Group generates revenue in the following ways:

	Revenues by type
	Year Ended 31 July
($ in millions)	2021	2020
Sale of goods recognized at a point in time	1,129	1,137
Services	24	22
Total	1,153	1,159

The following sets out the Group's revenue in each regional geographic market in which customers are located:

	Revenues by Geographic Markets
	Year Ended 31 July
($ in millions)	2021	2020
Americas	624	625
EMEA	306	346
APAC	223	188
Total	1,153	1,159

The following table sets out the Group’s revenue on the basis of geographic regions where the legal entity generating the revenue resides, including countries representing over 10% of Group revenue and the UK, where the Group is domiciled:

	Revenues by Geographic Region
	Year Ended 31 July
($ in millions)	2021	2020
United States	619	608
United Kingdom	126	183
Other	408	368
Total	1,153	1,159

The Group does not have revenues with a single customer amounting to ten percent of more of total revenues.

2 OPERATING PROFIT

The Group incurs operating costs associated with the day-to-day operations of the business. These operating costs are deducted from revenue to arrive at operating profit.

	Year Ended 31 July
($ in millions)	2021	2020
Research and development expense	34	40
Depreciation of property, plant, and equipment	29	23
Depreciation of right of use assets	13	14
Amortization of intangible assets	20	22
Impairment of assets (see note 9)	83	—
Employment costs	362	371

14	Smiths Medical FY21 Financials

Notes to the Accounts
3 NET FINANCE INCOME

	Year Ended 31 July
($ in millions)	2021	2020
Interest income	3	11
Interest expense:
– bank loans and overdrafts, including associated fees	(3)	(9)
– lease interest	(2)	(2)
– capitalized interest	4	4
– interest due on related party loans	(20)	(27)
Interest expense	(21)	(34)
Other financing income:
– net foreign exchange income[1]	67	77
Net finance income	67	77
1Net foreign exchange income relates to gains and losses on intercompany loans with the parent.

Interest income includes interest received on related party loans and other external sources.

For the year ended 31 July 2021 4m (FY2020: $4m) of interest was capitalized as part of the costs of development projects. In the year ended 31 July 2021 $nil (FY2020: $1m) of tax relief has been recognized as current tax relief.

The capitalization rate range used in FY2021 was 2.1% to 2.2% (2.4% to 3.2% in FY2020).

4 TAXATION

This note only provides information about corporate income taxes under IFRS. The Group companies operate in over 50 countries across the world. They pay and collect many different taxes in addition to corporate income taxes including: payroll taxes; value added and sales taxes; property taxes; product-specific taxes and environmental taxes. The costs associated with these other taxes are included in profit before tax. The taxation expense in the consolidated income statement for the year comprises:

	Year Ended 31 July
($ in millions)	2021	2020
– current income tax expense	23	19
– current tax adjustments in respect of prior periods	—	(4)
– deferred taxation expense (income)	(24)	(5)
Total income taxation expense in the consolidated income statement	(1)	10

Reconciliation of the Tax Expense (Income)

The tax expense on the profit for the year for continuing operations is different from the standard rate of corporation tax in the UK of 19% (FY2020: 19%). The difference is reconciled as follows:

	Year Ended 31 July
($ in millions)	2021	2020
Profit before taxation	65	183
Notional taxation expense at UK rate	13	35
Different tax rates on non-UK profits and losses	2	7
Non-deductible expenses	1	2
Tax credits and non-taxable income	(15)	(19)
Group relief receivable for nil consideration from the Smiths Group plc	—	(12)
Other reconciling items	(5)	(1)
Release of provision	—	(2)
Prior year true-up	3	—
Total income taxation expense in the consolidated income statement	(1)	10

The head office of the Group is domiciled in the UK, so the tax expense has been reconciled to UK tax rates.

In the Spring Budget 2020, the UK Government announced that from 1 April 2020 the corporation tax rate would remain at 19% (rather than reducing to 17%, as previously enacted). The Government made a number of budget announcements on 3 March 2021. These include confirming that the rate of corporation tax will increase to 25% from 1 April 2023. This new law was substantively enacted on 24 May 2021. Deferred taxes at the balance sheet date have been measured using these enacted tax rates and reflected in these financial statements.

15	Smiths Medical FY21 Financials

Notes to the Accounts
Current Taxation

	31 July
($ in millions)	2021	2020
Beginning Balance	(9)	(17)
Expense to income statement	(23)	(14)
Tax paid	18	22
Ending Balance	(14)	(9)

Current tax receivable	4	4
Current tax payable	(18)	(13)
Total	(14)	(9)

Provisions included in current tax liabilities are established based on reasonable estimates of the possible consequences of tax authority audits in the various countries in which the Group operates. Management judgement is used to determine the amount of such provisions based on an understanding of the relevant local tax law, taking into account the differences of interpretation that can arise on a wide variety of issues, depending on the prevailing circumstances, including the nature of current tax audits and the experience of previous inquiries.

Deferred Taxation

($ in millions)	Property, plant and equipment and intangible assets	Employment benefits	Provisions	Other	Total
At 31 July 2019	(77)	1	3	30	(43)
Changes expensed to equity	—	—	—	1	1
Exchange adjustments	3	—	—	(2)	1
Income	—	—	2	3	5
At 31 July 2020	(74)	1	5	32	(36)
Deferred tax assets	8	1	1	8	18
Deferred tax liabilities	(81)	—	4	23	(54)
At 31 July 2020	(73)	1	5	31	(36)
Exchange adjustments	—	—	—	—	—
Income	15	—	10	—	25
At 31 July 2021	(58)	1	15	31	(11)
Deferred tax assets	7	1	1	7	16
Deferred tax liabilities	(65)	—	14	24	(27)
At 31 July 2021	(58)	1	15	31	(11)

Deferred tax on provisions includes $15m (FY2020: $5m) related to warranty reserve, workers’ compensation reserve, bad debt reserve, contingency and legal accrual, and inventory provisions.

At 31 July 2021 the total of unremitted earnings from non-UK subsidiaries on which temporary differences may exist was $1m (2020: nil). A deferred tax liability of $1m (2020: nil) has been recognized on unremitted earnings based on expected distributions from non-UK subsidiaries.
Included in other deferred tax balances above are deferred tax liabilities related to the following:

	31 July
($ in millions)	2021	2020
Inventory	3	2
Rebate reserve	9	8
Deferred revenue	2	1
Interest limitations	8	9
Deferred employment taxes	3	1
Other accruals	—	2

Unrecognized Deferred Tax

The Group has unrecognized deferred tax relating to gross non-UK losses for the year ended 31 July 2021 of $46m (FY2020: $47m).

The expiry date of operating losses carried forward is dependent upon the law of the various territories in which the losses arise. A summary of expiry dates for losses in respect of which deferred tax has not been recognized is set out below:

($ in millions)	Year Ended 31 July 2021	Expiry of losses	Year Ended 31 July 2020	Expiry of losses
Restricted losses – Asia	37	2021-2025	29	2021-2025
Restricted losses – Americas	—		—
Unrestricted losses – operating losses	9	No expiry	18	No expiry
Total losses	46		47

16	Smiths Medical FY21 Financials

Notes to the Accounts
5 EMPLOYEE SHARE SCHEMES

During the periods ended 31 July 2021 and 31 July 2020, the employees of the Group were members of the Smiths Group plc’s share schemes. Smiths Group plc is responsible for settling these schemes. Included within staff costs is an expense arising from share-based payment transactions of FY2021: $1m and FY2020: $1m. The nature of the principal schemes and plans, including general conditions, are set out below:

Long-Term Incentive Plan (LTIP)

The LTIP is a share plan under which an award over a capped number of shares will vest after the end of the three-year performance period if performance conditions are met. LTIP awards are made to selected senior executives, including the executive directors.

LTIP Performance Conditions

Each performance condition has a threshold below which no shares vest and a maximum performance target at or above which the award vests in full. For performance between ‘threshold’ and ‘maximum’, awards vest on a straight-line sliding scale. The performance conditions are assessed separately so performance on one condition does not affect the vesting of the other elements of the award. To the extent that the performance targets are not met over the three-year performance period, awards will lapse. There is no re-testing of the performance conditions.

The Group LTIP awards have performance conditions relating to underlying revenue growth, growth in underlying EPS adjusted to exclude tax, Return on Capital Employed (“ROCE”) and cash conversion.

Smiths Excellence Plan (SEP)

In September 2016 the Smiths Excellence Plan (SEP) was introduced. The SEP is designed to reinforce value creation over the medium term by focusing on specific objectives in key areas of operational performance. Awards vest after two years, depending on performance of the operational objectives during the first year and continued employment with the Group. There is no retesting of performance. However, the Remuneration Committee of Smiths Group plc has discretion to adjust vesting rates if material misstatements in reported performance are subsequently identified and awards are subject to clawback provisions in the event of misconduct. Directors are not eligible to participate in the SEP.

As of July 31, 2021 outstanding options are for key management only, and no future awards will be made under the SEP.

Save as You Earn (SAYE)

The Group operates a Save As You Earn (‘SAYE’) scheme for all employees under which employees are granted a future option to purchase ordinary shares in Smiths Group plc at up to 20% less than the market price at invitation. Options granted are linked to a savings contract with a vesting term of either three or five years. No performance criteria are applied to the exercise of SAYE options.

6 EMPLOYEES

Staff costs for the Group were as follows:

	Year Ended 31 July
($ in millions)	2021	2020
Wages and salaries	317	325
Social security	30	31
Retirement costs	9	10
Pension costs	6	5
	362	371

The average number of persons employed, rounded to the nearest 50 employees, was 7,500 for FY 2021 (FY 2020: 8,050).

Key Management

The key management of the Group comprises Group Directors and Executive Committee members. Their aggregate compensation is shown below.

	Year Ended 31 July
($ in millions)	2021	2020
Key management compensation
Salaries and short-term employee benefits	8	14
Cost of share-based incentive plans	1	1

No member of key management had any material interest during the period in a contract of significance (other than a service contract or a qualifying third-party indemnity provision) with the Group or any of its subsidiaries. The total compensation including salary, fringe benefits, and performance incentives for the highest paid director was approximately $1m. Options and awards held at the end of the period by key management in respect of the Group’s share-based incentive plans were:

	Year Ended 31 July
(number of instruments in thousands)	2021	2020
SEP	—	96
LTIP	117	159
SAYE	34	—

17	Smiths Medical FY21 Financials

Notes to the Accounts

There was no cost to the employees to exercise any of the instruments for the periods presented above.

Related Party Transactions

The only related party transactions with employees in the years ended 31 July 2021 and 31 July 2020 were key management compensation.

7 POST-RETIREMENT BENEFITS

The Group provides post-retirement benefits to employees in several countries. This includes defined benefit and defined contribution plans and, mainly in the United Kingdom (UK) and United States of America (US).

Defined Contribution Plans

The Group operates a number of defined contribution plans across many countries. In the UK a defined contribution plan has been offered since the closure of the UK defined benefit pension plans. In the US a 401(k) defined contribution plan operates. The total expense recognized in the consolidated income statement in respect of all these plans was FY2021: $15m and FY2020: $15m.

Defined Benefit Plans

US Pension Plans

The Group participates in a Smiths Group plc group scheme in which it is responsible for the share of contributions made in each period but in which the Group is not a sponsoring employer. The scheme will remain with Smiths Group plc and will not be retained by the Group post demerger. In line with the accounting for a group pension scheme, the Group expenses the required contributions as paid. The contributions for the periods presented were FY2021: $2m and FY2020: $nil.

Japan Pension Plans

The Group operates a funded defined benefit pension scheme in Japan for employees. The net liability for the periods presented were FY2021: $nil and FY2020: $1m.

Other Unfunded Pension Plans

In several jurisdictions, the Group is required to provide statutory payments on retirement of employees. These are unfunded and the liability for the periods presented were FY2021: $6m and FY2020: $6m.

See the accounting policies for the treatment of the Group’s participation in certain Smiths Group Plc closed defined benefit pension schemes.

8 INTANGIBLE ASSETS

($ in millions)	Goodwill	Development costs	Acquired intangibles (see table below)	Software, patents and intellectual property	Total
Cost
At 31 July 2019	738	330	259	62	1,389
Exchange adjustments	3	—	—	1	4
Additions	9	28	6	3	46
Disposals	(6)	—	—	(1)	(7)
At 31 July 2020	744	358	265	65	1,432
Exchange adjustments	—	1	3	—	4
Additions	—	31	—	2	33
Disposals	—	—	—	(2)	(2)
At 31 July 2021	744	390	268	65	1,467

18	Smiths Medical FY21 Financials

Notes to the Accounts

($ in millions)	Goodwill	Development costs	Acquired intangibles (see table below)	Software, patents and intellectual property	Total
Amortization
At 31 July 2019	33	175	239	52	499
Exchange adjustments	—	—	—	2	2
Charge for the year	—	15	4	3	22
Disposals	(6)	—	—	(1)	(7)
At 31 31 July 2020	27	190	243	56	516
Exchange adjustments	—	—	3	1	4
Impairment charge for the year (see note 9)	—	71	—	—	71
Charge for the year	—	13	4	3	20
Disposals	—	—	—	(2)	(2)
At 31 July 2021	27	274	250	58	609

Net book value at 31 July 2020	717	168	22	9	916
Net book value at 31 July 2021	717	116	18	7	858

Acquired intangible assets comprise:

($ in millions)	Patents, licenses and trademarks	Technology	Customer relationships	Total acquired intangibles
Cost
At 31 July 2019	72	110	77	259
Business combinations	1	4	1	6
At 31 July 2020	73	114	78	265
Exchange adjustments	—	—	3	3
At 31 July 2021	73	114	81	268

($ in millions)	Patents, licenses and trademarks	Technology	Customer relationships	Total acquired intangibles
Amortization
At 31 July 2019	52	110	77	239
Charge for the year	4	—	—	4
At 31 July 2020	56	110	77	243
Exchange adjustments	—	—	3	3
Charge for the year	3	1	—	4
At 31 July 2021	59	111	80	250

Net book value at 31 July 2020	17	4	1	22
Net book value at 31 July 2021	14	3	1	18

Intellifuse™ Program Intangible Assets

In April 2021, Smiths Medical invested in Ivenix, Inc., the owner of a US Food and Drug Administration (FDA) approved Large Volume Pump (LVP) and also entered into an exclusive distribution agreement for the Ivenix LVP. The investment and distribution agreement meant Smiths Medical prioritized the commercialization of the Ivenix LVP and the development of the Intellifuse™ LVP was put on hold. This change led to an impairment charge for the entire value of the Intellifuse™ LVP development cost of $66m reflected as impairment charges in the table above.

Keystone Program Intangible Assets

The Passive Valve Catheter ("Keystone") program was put on hold in September 2020 to prioritize other development programs and was expected to restart no later than 2022. Due to the delayed project timing, the Group searched for an alternative path and identified a strategic partner which would allow quicker entry to the market without a significant investment while achieving a similar product portfolio. As a result, the Keystone program was officially canceled in July 2021 leading to an impairment charge of $4m reflected as impairment charges in the table above.

19	Smiths Medical FY21 Financials

Notes to the Accounts

9 IMPAIRMENT TESTING

Other Intangible Assets

The Group has no indefinite life intangible assets other than goodwill. During the year impairment tests are carried out for development projects which have not yet started to be amortized and acquired intangibles where there are indications of impairment. Value in use calculations were used to determine the recoverable values of these assets.

Intellifuse™ Impairment Testing

Smiths Medical's agreements with Ivenix Inc. triggered an impairment assessment for the Intellifuse™ program. The Intellifuse™ program has previously been considered a single CGU for impairment testing purposes. Following the change in circumstances for Intellifuse™ LVP, management reassessed the appropriateness of the CGU structure and concluded it is appropriate to assess the Intellifuse™ syringe pump and LVP products as separate CGUs.

The fair value model for the Intellifuse™ program had previously been supported by the cash-flows from commercializing the LVP ahead of the syringe pump revenue stream. Developments in the syringe pump market, together with the partnership with Ivenix Inc., have provided a stronger business case to prioritize the commercialization of the Intellifuse™ syringe pump. Revised impairment review cash-flow models were prepared to assess the Intellifuse™ syringe pump and LVP revenue streams as two separate CGUs.

Impairment Assessment Methodology

In light of the change in strategy, the Intellifuse™ project has been updated to focus on completion of the syringe pump development. The Intellifuse™ LVP development has been placed on hold but may be revisited depending on the success of Smiths Medical's agreement with Ivenix.

Management has separated the Intellifuse™ capitalized costs between the syringe pump and LVP assets, including an allocation of shared costs. A summary of the cost allocation of the capitalized development costs, tangible fixed assets, and inventory attributable to the Intellifuse™ program at 31 July 2021 is as follows:

($ in millions)	LVP	Syringe pump	Total program
Capitalized Development expenditure	66	49	115
Inventory	4	2	6
Fixed Assets	5	2	7
Total allocated costs	75	53	128

Intellifuse™ LVP

As the Intellifuse™ LVP development has been placed on hold, the LVP impairment model assumes it is not probable the product will be commercialized and generate any positive cash-flows. Therefore management has impaired the entire value of the LVP, and an impairment charge of $75m has been recognized in the second half of the financial year to 31 July 2021, comprising $66m of capitalized development costs, $4m of specific inventory, and $5m of attributable fixed assets.

Intellifuse™ syringe pump

The syringe pump impairment model cash-flow forecast utilizes a 15-year model for North American revenues - with an 8 year asset life and a subsequent 7 year annuity for related software licenses. The result of this impairment testing is the estimated fair value of the Intellifuse™ syringe pump exceeded the carrying value by $16m. Therefore, no impairment charge has been determined for the Intellifuse™ syringe pump.

IAS 36 ‘Impairment of Assets’ states the recoverable amount of an asset is the greater of its ‘fair value less costs to sell’ (FVLCTS) and its ‘value in use’. Therefore, the impairment review for Intellifuse™ was completed using a discounted cash flow model. Since valuations of identical assets in active markets are not available, nor are market observations, the valuation is based on assumptions which a third party would use in estimating a fair value in an arm’s length sale process.

The discounted cash flows model utilized for impairment testing used the following key assumptions:

•9% post-tax discount rate (pre-tax: 12.5%);
•15.8% tax amortization benefit;
•1% cost to sell;
•an additional period of development to gain FDA clearance and prepare for commercial launch;
•8-year sales forecast focused on North America only, being the expected primary market;
•7-year annuity for Software Licenses in North America; and
•manufacturing and operating expenses priced as if they were outsourced to a third party, based on the third quartile of data points in third party benchmarking studies.

If the assumptions used in the impairment review were changed to a greater extent than as presented in the following table, the changes would, in isolation, lead to an impairment loss being recognized for the year ended 31 July 2021:

20	Smiths Medical FY21 Financials

Notes to the Accounts

Change required for carrying value to equal recoverable amount
Delay in commercial launch of product	12-month delay
Post-tax discount rate	+319 bps increase
Volume of sales achieved per annum	1,910 bps decrease

Keystone Impairment Testing

Smiths Medical incurred costs as part of the Keystone program. The Keystone program was put on hold in September 2020 to prioritize other development programs and was expected to restart no later than 2022. Due to the delayed project timing, the Group searched for an alternative path and identified a strategic partner which would allow quicker entry to the market without a significant investment while achieving a similar product portfolio. As a result, the Keystone program was officially canceled in July 2021 leading to an impairment charge of $4m of capitalized development costs, and $3m of attributable fixed assets.

A summary of the cost allocation attributable to the Keystone program at 31 July 2021 is as follows:

($ in millions)	Total program
Capitalized Development expenditure	4
Fixed Assets	3
Total program costs	7

Goodwill

Goodwill is tested for impairment at least annually or when there is an indication that the carrying value may not be recoverable. The amounts shown for goodwill are net of impairment of $nil at FY2021 ($nil at FY2020).

Recoverable amount is determined by value in use calculations for the cash-generating unit that goodwill is allocated to. The goodwill impairment assessment has been performed on an enterprise wide basis by grouping multiple CGUs, consistent with the management of the Group, due to the level of integration and structure within the organization. All functions for the Group are managed globally by a single Chief Operating Decision Maker, the Chief Executive Officer, and corporate leadership team. Management monitors and makes decisions considering the fully integrated Group.

Value in use is calculated as the net present value of the projected risk-adjusted cash-flows of the total grouping of CGUs. These forecast cash-flows are based on the latest budget, the five-year strategic plan approved by the Smiths Group plc Board of Directors (the “Board”) and detailed divisional strategic projections, where these have been prepared and approved by the Board.

Impairment Testing Assumptions

The Group has strong aftermarket and consumables businesses, with consistent sales trends. The key assumptions used in value in use calculations are:

•Sales: projected sales are built up with reference to markets and product categories. They incorporate past performance, historical growth rates and projections of developments in key markets;

•Margins: projected margins reflect historical performance and the impact of all completed projects to improve operational efficiency and leverage scale. The projections do not include the impact of future restructuring projects to which the Group is not yet committed;

•Discount rate: the discount rates have been calculated on a pre-tax basis considering the Group’s weighted average cost of capital and risks specific to the total grouping of CGUs being tested. The discount rates disclosed incorporate risk adjustments where the projected sales and margins are affected by significant delivery risks.

The assumptions used in the impairment testing of the total grouping of CGUs with significant goodwill balances are as follows:

	Year Ended 31 July
	2021	2020
Net book value of goodwill ($m)	717	717

Basis of Valuation
Discount rate (pre-tax)	8.0	7.5
Period covered by management projections	5 years	5 years
Long-term growth rate	2.2	2.0

The Group has performed a sensitivity analysis around the base case assumption which has indicated that no reasonable changes in key assumptions would cause the carrying amount of the total grouping of CGUs to exceed the recoverable amount.

In line with IAS 36 goodwill is tested for impairment annually or earlier if there are indicators of impairment present. The last annual assessment was performed for the year ended 31 July 2021.

21	Smiths Medical FY21 Financials

Notes to the Accounts
10 PROPERTY, PLANT, AND EQUIPMENT

($ in millions)	Land and buildings	Plant and machinery	Fixtures, fittings, tools and equipment	Total
Cost or valuation
At 31 July 2019	52	377	72	501
Exchange adjustments	—	3	—	3
Additions	3	21	2	26
Disposals	—	(4)	(4)	(8)
Transferred to right of use assets	—	—	(4)	(4)
At 31 July 2020	55	397	66	518
Exchange adjustments	—	3	1	4
Additions	5	37	4	46
Disposals	—	(9)	(7)	(16)
At 31 July 2021	60	428	64	552

($ in millions)	Land and buildings	Plant and machinery	Fixtures, fittings, tools and equipment	Total
Depreciation
At 31 July 2019	23	264	49	336
Exchange adjustments	—	3	—	3
Charge for the year	1	17	5	23
Disposals	—	(2)	(1)	(3)
Transferred to right of use assets	—	—	(1)	(1)
At 31 July 2020	24	282	52	358
Exchange adjustments	—	1	1	2
Charge for the year	5	19	5	29
Disposals	—	(8)	(6)	(14)
Impairment charge for the year (see note 9)	—	8	—	8
At 31 July 2021	29	302	52	383

Net book value at 31 July 2020	31	115	14	160
Net book value at 31 July 2021	31	126	12	169

22	Smiths Medical FY21 Financials

Notes to the Accounts
11 RIGHT OF USE ASSETS

($ in millions)	Properties	Vehicles	Total
Cost
At 31 July 2019	53	2	55
Exchange adjustments	1	—	1
Additions	16	3	19
Transferred from plant, property and equipment	—	4	4
At 31 July 2020	70	9	79
Exchange adjustments	2	—	2
Additions	16	2	18
Disposals	(2)	(4)	(6)
At 31 July 2021	86	7	93

Depreciation
At 31 July 2019	8	—	8
Charge for the period	12	2	14
Transferred from plant, property and equipment	—	1	1
At 31 July 2020	20	3	23
Exchange adjustments	—	1	1
Charge for the period	13	—	13
At 31 July 2021	33	4	37

Net book value at 31 July 2021	53	3	56
Net book value at 31 July 2020	50	6	56

12 INVENTORIES

	31 July
($ in millions)	2021	2020
Raw materials and consumables	65	68
Work in progress	19	19
Finished goods	117	128
	201	215

Inventory worth FY2021: $472m and FY2020: $473m was consumed. Inventory worth FY2021: $7m and FY2020: $6m was charged for the write-down of inventory and FY2021: $nil and FY2020: $nil was released from inventory provisions no longer required. In FY2021 as part of the Intellifuse asset impairment, $4m of inventory was impaired, see note 9 for further information.

Inventory Provisioning

	31 July
($ in millions)	2021	2020
Gross inventory carried at full value	193	200
Gross value of inventory partly or fully provided for	23	27
	216	227
Inventory provision	(15)	(12)
Inventory after provisions	201	215

13 TRADE AND OTHER RECEIVABLES

	31 July
($ in millions)	2021	2020
Current
Trade receivables, net	155	175
Contract assets	—	1
Prepayments	5	5
Other receivables	10	12
	170	193
Non-current
Contract assets	—	—
Other receivables	2	2
	2	2

23	Smiths Medical FY21 Financials

Notes to the Accounts

Trade receivables do not carry interest. Management considers that the carrying value of trade and other receivables approximates to the fair value. The maximum credit exposure arising from these financial assets is $160m at 31 July 2021 (FY2020: $178m).

Trade receivables are disclosed net of rebates and provisions for bad and doubtful accounts. The provisions for bad and doubtful debts are based on specific risk assessment. Refer to Group accounting policy in the Accounting Policies section.

Smiths Medical has a number of agreements with Group Purchasing Organizations and Individual Development Networks offering variable pricing arrangements on sales creating the need for rebates to be paid. These rebates are estimated based on current sales and an applicable erosion rate, based on historical rebate trends and adjusted for inventory maintained at distributor sites, to determine an appropriate rebate accrual. There has been no recent history of material revisions to this rebate accrual methodology. The rebate accrual for the periods presented are FY2021:$42m and FY2020: $45m.

Contract assets comprise balances not yet due on contracts, where period revenue recognition does not align with the agreed payment schedules.

Credit risk is managed separately for each customer and, where appropriate, a credit limit is set for the customer based on previous experience of the customer and third-party credit ratings. The Group has no significant concentration of credit risk, with exposure spread over a large number of customers. No single customer represented over 10% of Group revenue in the periods presented herein.

Aging of Trade Receivables

	31 July
	2021			2020
($ in millions)	Trade receivables	Loss allowance	Expected loss rate	Trade receivables	Loss allowance	Expected loss rate
Current	114	—	—	131	(1)	1
Less than 90 days overdue	33	—	—	34	—	—
Greater than 90 days overdue	15	(7)	47	20	(9)	45
	162	(7)	4	185	(10)	5

14 TRADE AND OTHER PAYABLES

	31 July
($ in millions)	2021	2020
Current
Trade payables	99	107
Other payables	5	5
Other taxation and social security costs	15	12
Accruals	63	63
Contract liabilities	16	15
	198	202
Non-current
Accruals	5	5
Contract liabilities	21	11
	26	16

Trade and other payables, including accrued expenses and other payables qualifying as financial instruments, are accounted for at amortized cost and are categorized as other financial liabilities.

Contract liabilities include deferred income balances of $37m at 31 July 2021 (FY2020: $26m) related to revenues in respect of payments being made in advance of the revenue recognition. Accruals include balances of FY2021: $18m and FY2020: $9m relating to amounts deferred under variable consideration agreements. Revenue recognized in respect of these contract liabilities that was included in the contract liability balance at the beginning of the period in respect of FY2021 was $15m (FY2020: $11m).

15 BORROWINGS AND NET DEBT

This note sets out the calculation of net debt, an important measure in explaining our financing position. The net debt figures include accrued interest and fair value adjustments relating to hedge accounting.

24	Smiths Medical FY21 Financials

Notes to the Accounts

	31 July
($ in millions)	2021	2020
Cash and cash equivalents
Cash and cash equivalents	229	193
Short-term borrowings
Cash overdrafts	(18)	(12)
Lease liabilities	(16)	(14)
Related party	(1,124)	(1,161)
	(1,158)	(1,187)
Long-term borrowings
Lease liabilities	(46)	(48)
Borrowings	(1,204)	(1,235)
Net debt	(975)	(1,042)

Cash and cash equivalents include highly liquid investments with maturities of three months or less.

Borrowings are accounted for at amortized cost and are categorized as other financial liabilities. See below for further information including maturity analysis and interest rates.

Net Cash and Cash Equivalents

	31 July
($ in millions)	2021	2020
Cash at bank and in hand	228	191
Short-term deposits	1	2
Cash and cash equivalents	229	193
Bank overdrafts	(18)	(12)
Net cash and cash equivalents	211	181

Netting

Cash and overdraft balances in interest compensation cash pooling systems are reported gross on the balance sheet. The cash pooling agreements incorporate a legally enforceable right of net settlement. However, as there is no intention to settle the balances net, these arrangements do not qualify for net presentation. For fiscal year 2021 the Group exited cash pooling agreements. The total value of overdrafts on accounts in interest compensation cash pooling systems was $nil for FY2020.

25	Smiths Medical FY21 Financials

Notes to the Accounts

Movements in Assets/(Liabilities) Arising From Financing Activities

	Changes in net debt				Changes in other financing items
($ in millions)	Net cash and cash equivalents	Other short-term borrowings	Long-term borrowings	Net debt	Foreign Exchange Contracts	Total liabilities from financing activities
At 31 July 2019	124	(1,145)	(6)	(1,027)	4	(1,023)
Adoption of IFRS 16	—	(13)	(40)	(53)	—	(53)
Foreign exchange gains and losses	13	(3)	(1)	9	(1)	8
Net cash inflow/ (outflow)	44	—	—	44	(4)	40
Drawdown of borrowings	—	(27)	—	(27)	—	(27)
Repayment of borrowings	—	5	—	5	—	5
Lease liability additions	—	—	(18)	(18)	—	(18)
Repayment of leases	—	14	—	14	—	14
Net movement on lease liabilities to ST/LT	—	(13)	13	—	—	—
Capitalization, interest accruals, and unwind of capitalized fees	—	11	—	11	—	11
Revaluation of derivative contracts	—	—	—	—	(3)	(3)
Change in maturity analysis	—	(4)	4	—	—	—
At 31 July 2020	181	(1,175)	(48)	(1,042)	(4)	(1,046)
Foreign exchange gains and losses	2	1	1	4	—	4
Net cash inflow/(outflow)	28	—	—	28	2	30
Drawdown of borrowings	—	(6)	—	(6)	—	(6)
Repayment of borrowings	—	42	—	42	—	42
Lease liability additions	—	(1)	(12)	(13)	—	(13)
Repayment of leases	—	12	—	12	—	12
Net movement on lease liabilities to ST/LT	—	(13)	13	—	—	—
Revaluation of derivative contracts	—	—	—	—	4	4
At 31 July 2021	211	(1,140)	(46)	(975)	2	(973)

The Group has entered into the following borrowing and debt arrangements and related amendments during the years presented within the financial statements and subsequently through the date of the financial statements issuance. The financial statements do not reflect any activity subsequent to the year ending 31 July 2021. The debt arrangements having the largest impact are as follows:

(i)The Group entered into a loan with Smiths Group plc for a total principal of $1,124m on 25 July 2019. On 25 November 2019, the loan was amended to extend the maturity of the loan to 21 November 2020 and adjust the interest rate to 1-year USD LIBOR plus 0.2% margin per annum. On 18 November 2020, the loan was amended to extend the maturity of the loan to 20 November 2021 and adjust the interest rate to 1-year USD LIBOR plus 1.29% margin per annum. On 20 October 2021, the loan was amended to extend the maturity of the loan to 20 November 2022.

16 FINANCIAL RISK MANAGEMENT

During the years presented within these financial statements, the Group operated as subsidiaries of Smiths Group plc. The policies presented below, with the exception of Transactional currency exposure, were performed by Smiths Group plc on behalf of the Group. While the policies were maintained by Smiths Group plc on behalf of the Group, we believe the policies accurately reflect our financial risk management positions, except as further described below.

Smiths Group plc’s international operations and debt financing expose it to financial risks which include the effects of changes in foreign exchange rates, changes in debt market prices, interest rates, credit risks and liquidity risks. The management of operational credit risk is discussed in note 16(c).

Treasury Risk Management Policy

Foreign Exchange Risk

Transactional Currency Exposure

The Group is exposed to foreign currency risks arising from sales or purchases by businesses in currencies other than their functional currency. It is Group policy that, when the net foreign exchange exposure to known future sales and purchases is material, this exposure is hedged using forward foreign exchange contracts. The net exposure is calculated by adjusting the expected cash-flow for payments or receipts in the same currency linked to the sale or purchase. This policy minimizes the risk that the profits generated from the transaction will be affected by foreign exchange movements which occur after the price has been determined. Hedge accounting documentation and effectiveness testing are only undertaken if it is cost-effective.

26	Smiths Medical FY21 Financials

Notes to the Accounts
The following table shows the currency of financial instruments.

($ in millions)	31 July 2021
	Sterling	US	Euro	Other	Total
Financial assets and liabilities
Cash and cash equivalents	—	142	28	59	229
Financial instruments included in trade and other receivables	13	87	34	26	160
Financial instruments included in trade and other payables	(17)	(96)	(17)	(21)	(151)
Financial instruments included in external related party notes receivable	1,527	—	—	—	1,527
Financial instruments included in cash overdraft borrowings	—	—	—	(18)	(18)
Financial instruments included in lease borrowings	(9)	(23)	(6)	(24)	(62)
Financial instruments included in external related party borrowings	—	(1,124)	—	—	(1,124)
	1,514	(1,014)	39	22	561
Exclude balances held in operations with the same functional currency	(1,520)	(95)	(18)	(17)	(1,650)
Exposure arising from inter-company loans	—	1,124	—	—	1,124
Forward foreign exchange contracts cash-flows	29	54	(78)	(5)	—
	23	69	(57)	—	35

($ in millions)	31 July 2020
	Sterling	US	Euro	Other	Total
Financial assets and liabilities
Cash and cash equivalents	1	147	11	34	193
Financial instruments included in trade and other receivables	34	73	40	31	178
Financial instruments included in trade and other payables	(28)	(99)	(11)	(24)	(162)
Financial instruments included in external related party notes receivable	1,396	—	19	4	1,419
Financial instruments included in cash overdraft borrowings	—	—	(1)	(11)	(12)
Financial instruments included in lease borrowings	(12)	(26)	(6)	(18)	(62)
Financial instruments included in external related party borrowings	—	(1,124)	(36)	(1)	(1,161)
	1,391	(1,029)	16	15	393
Exclude balances held in operations with the same functional currency	(1,391)	(78)	(48)	(14)	(1,531)
Exposure arising from inter-company loans	—	1,124	29	—	1,153
Forward foreign exchange contracts cash-flows	11	76	(61)	(26)	—
	11	93	(64)	(25)	15

Financial instruments included in trade and other receivables comprise trade receivables, accrued income and other receivables which qualify as financial instruments. Similarly, financial instruments included in trade and other payables comprise trade payables, accrued expenses and other payables that qualify as financial instruments.

Based on the assets and liabilities held at the period-end, if the specified currencies were to strengthen 10% while all other market rates remained constant, the change in the fair value of financial instruments would have the following effect:

	Year Ended 31 July
	2021		2020
($ in millions)	Impact on profit	Gain/(loss) recognized in reserves	Impact on profit	Gain/(loss) recognized in reserves
US dollar	1	2	2	(1)
Euro	2	—	—	6
Sterling	(1)	2	—	(1)
Other	1	—	—	—

Cash-flow Hedging

The Group uses foreign currency contracts to hedge future foreign currency sales and purchases. Contracts with a nominal value of FY2021 $336m and FY2020: $273m were designated as hedging instruments. The fair value of the contracts is disclosed in note 17.

The majority of hedged transactions will be recognized in the consolidated income statement in the same period that the cash flows are expected to occur, with the only differences arising because of normal commercial credit terms on sales and purchases. It is the Group’s policy to hedge 85% of ‘highly probable’ exposures for the current and upcoming fiscal year and 50% of ‘highly probable’ exposures for the next subsequent rolling 15 months.

Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments to ensure that an economic relationship exists between the hedged item and hedging instrument. The foreign exchange forward contracts have similar critical terms to the hedged items, such as the notional amounts and maturities. Therefore, there is an economic relationship and the hedge ratio is established as 1:1.

27	Smiths Medical FY21 Financials

Notes to the Accounts
The main sources of hedge ineffectiveness are the risk of over-hedging where the hedge relationship requires re-balancing. No other sources of ineffectiveness emerged from these hedging relationships. Any hedge ineffectiveness is recognized immediately in the income statement in the period that it occurs. Of the foreign exchange contracts designated as hedging instruments, as of FY2021 87% of the notional amounts are for periods of 12 months or less (FY2020 87%).

The following table presents a reconciliation by risk category of the cash flow hedge reserve and analysis of other comprehensive income in relation to hedge accounting for continuing hedges:

	31 July
($ in millions)	2021	2020
Brought forward cash-flow hedge reserve at start of period:	(3)	2
Foreign exchange forward contracts:
Net fair value gains / (losses) on effective hedges	3	(3)
Amount reclassified to income statement – revenue	1	(3)
Amount reclassified to income statement – cost of sales	1	1
Carried forward cash-flow hedge reserve at period-end	2	(3)

The following tables set out information regarding the change in value of the hedged item used in calculating hedge ineffectiveness as well as the impacts on the cash-flow hedge reserve:

Hedged Item	Hedged Exposure	Hedging Instrument	Changes in value of hedged item for calculating ineffectiveness ($m)	Changes in value of the hedging instrument for calculating ineffectiveness loss/(gain) ($m)
Sales and Purchases – 31 July 2021	Foreign Currency Exposure	Foreign Exchange Contracts	3	(3)
Sales and Purchases – 31 July 2020	Foreign Currency Exposure	Foreign Exchange Contracts	(3)	3

During the year ended 31 July 2021, charges to finance cost within the income statement include an immaterial amount (FY2020: $nil) in relation to ineffectiveness of hedges.

Translational Currency Exposure

The Group has significant operations with a functional currency other than USD, particularly in the United Kingdom and Europe. As a result, the dollar value of the Group balance sheet can be significantly affected by movements in exchange rates.

Interest Rate Risk

The Group is exposed to interest rate risk through it holding floating rate interest-bearing loans receivable and payable. Any changes to interest rate metrics would, therefore, impact the Group. All loans are held with related parties who are deemed such by virtue of them being part of Smiths Group plc. The Group does not hold other interest rate risk-generating instruments such as interest rate swaps.

During the Non-statutory financial statements period, the interest rate policy and risk has been managed for the entire Smiths Group plc centrally rather than separately for the Group. The Smiths Group plc policy pertaining to the management of external debt therefore is not deemed relevant for the Group.

The Group has exposure to sterling, US dollar and euro receivables and payables, which are subject to floating interest rates. The interest rates on floating rate related party notes receivable and related party borrowings are reset annually. If the average floating interest rates for all three currencies were to change by one percentage point (100 basis points), this would have a net impact of less than $4m (FY2020: $3m impact) on the Group’s profit before tax as at 31 July 2021.

The following table shows the interest rate risk exposure of investments, cash and borrowings; the other financial assets and liabilities do not earn or bear interest and for all financial instruments except for borrowings the carrying value is a reasonable approximation for their fair value.

	31 July 2021
($ in millions)	Cash and cash equivalents	Related party notes receivable	Carrying value of borrowings
Fixed interest
Less than one year	—	—	(16)
Between one and five years	—	—	(30)
Greater than five years	—	—	(16)
Total fixed interest financial assets/(liabilities)	—	—	(62)
Floating rate interest financial assets/(liabilities)	183	1,527	(1,124)
Total interest-bearing financial assets/(liabilities)	183	1,527	(1,186)
Non-interest-bearing assets in the same category	28	—	—
Total	211	1,527	(1,186)

28	Smiths Medical FY21 Financials

Notes to the Accounts

	31 July 2020
($ in millions)	Cash and cash equivalents	Related party notes receivable	Carrying value of borrowings
Fixed interest
Less than one year	—	—	(14)
Between one and five years	—	—	(48)
Greater than five years	—	—	—
Total fixed interest financial liabilities	—	—	(62)
Floating rate interest financial assets/(liabilities)	170	1,419	(1,161)
Total interest-bearing financial assets/(liabilities)	170	1,419	(1,223)
Non-interest-bearing assets in the same category	11	—	—
Total	181	1,419	(1,223)

Financial Credit Risk

The Group is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments but does not currently expect any counterparties to fail to meet their obligations. Credit risk is mitigated by the Board-approved policy of only placing cash deposits with highly rated relationship bank counterparties within counterparty limits established by reference to their Standard & Poor’s long-term debt rating. In the normal course of business, the Group operates cash pooling systems, where a legal right of set-off applies.

The maximum credit risk exposure in the event of other parties failing to perform their obligations under financial assets, excluding trade and other receivables and derivatives, totals FY2021: $211m and FY2020: $181m.

	31 July
($ in millions)	2021	2020
Cash at banks with at least an AA- credit rating	6	5
Cash at banks with an A+ credit rating	196	170
Cash at other banks	9	6
	211	181

The maximum exposure with a single bank for deposits and cash is FY2021: $151m and FY2020: $149m. This bank has a credit rating of FY2021: Both A+ and FY2020: Both A+.

Liquidity Risk

Cash Deposits

Cash and cash equivalents were on deposit with various banks, for the periods presented are FY2021: $1m and FY2020: $1m. None of the cash and cash equivalents were on deposit with UK banks or in liquidity funds.

Gross Contractual Cash-flows for Borrowings

	31 July 2021
($ in millions)	Borrowings (Note 15)	Lease Liabilities (Note 15)	Contractual interest payments	Total contractual cash-flows
Less than one year	(1,124)	(18)	(6)	(1,148)
Between one and two years	—	(12)	—	(12)
Between two and three years	—	(8)	—	(8)
Between three and four years	—	(7)	—	(7)
Between four and five years	—	(6)	—	(6)
Greater than five years	—	(19)	—	(19)
Total	(1,124)	(70)	(6)	(1,200)

	31 July 2020
($ in millions)	Borrowings (Note 15)	Lease Liabilities (Note 15)	Contractual interest payments	Total contractual cash-flows
Less than one year	(1,161)	(16)	(8)	(1,185)
Between one and two years	—	(16)	—	(16)
Between two and three years	—	(13)	—	(13)
Between three and four years	—	(8)	—	(8)
Between four and five years	—	(7)	—	(7)
Greater than five years	—	(13)	—	(13)
Total	(1,161)	(73)	(8)	(1,242)

29	Smiths Medical FY21 Financials

Notes to the Accounts
Gross Contractual Cash-flows for Derivative Financial Instruments:

	31 July
	2021			2020
($ in millions)	Receipts	Payments	Net cash-flow	Receipts	Payments	Net cash-flow
Assets
Less than one year	147	(141)	6	106	(104)	2
Greater than one year	33	(33)	—	14	(14)	—
Liabilities
Less than one year	147	(150)	(3)	129	(134)	(5)
Greater than one year	11	(11)	—	22	(23)	(1)
Total	338	(335)	3	271	(275)	(4)

This table presents the undiscounted future contractual cash-flows for all derivative financial instruments. For this disclosure, cash-flows in foreign currencies are translated using the spot rates at the balance sheet date. The fair values of these financial instruments are presented in note 18.

Gross Contractual Cash-flows for Other Financial Liabilities

The contractual cash-flows for financial liabilities included in trade and other payables for the periods presented are FY2021: $151m and FY2020: $162m due in less than one year and FY2021: $nil and FY2020: $1m due between one and five years.

17 DERIVATIVE FINANCIAL INSTRUMENTS

The tables below set out the nominal amount and fair value of derivative contracts held by the Group, identifying the derivative contracts which qualify for hedge accounting treatment:

($ in millions)	31 July 2021
		Fair value
	Contract or underlying nominal amount	Assets	Liabilities	Net
Foreign exchange contracts (cash-flow hedges)	336	5	(3)	2
Total foreign exchange contracts	336	5	(3)	2
Total financial derivatives	336	5	(3)	2
Balance sheet entries
Current	293	5	(3)	2
Non-current	43	—	—	—
Total financial derivatives	336	5	(3)	2

($ in millions)	31 July 2020
		Fair value
	Contract or underlying nominal amount	Assets	Liabilities	Net
Foreign exchange contracts (cash-flow hedges)	273	2	(6)	(4)
Total foreign exchange contracts	273	2	(6)	(4)
Total financial derivatives	273	2	(6)	(4)
Balance sheet entries
Current	237	2	(5)	(3)
Non-current	36	—	(1)	(1)
Total financial derivatives	273	2	(6)	(4)

30	Smiths Medical FY21 Financials

Notes to the Accounts
Maturity profile and foreign currency exchange rates of the hedging instruments used in the Group's hedging strategies:

		Hedged exposure at 31 July 2021
		Maturity		Maturity
		Notional amount ($m)		Average exchange rate
		Up to one year	One to five years	Up to one year	One to five years
Cash flow hedges
Foreign currency risk
FX Derivatives (GBP: USD)	- Notional amount ($m)	32	10	1.3	1.4
FX Derivatives (GBP: CZK)	- Notional amount ($m)	32	4	29.7	29.8
FX Derivatives (EUR: GBP)	- Notional amount ($m)	69	9	0.9	0.9
FX Derivatives (JPY: GBP)	- Notional amount ($m)	8	1	—	—
FX Derivatives (JPY: USD)	- Notional amount ($m)	24	3	—	—
FX Derivatives (CAD: USD)	- Notional amount ($m)	29	4	0.8	0.8
FX Derivatives (AUD: USD)	- Notional amount ($m)	8	1	0.7	0.7
FX Derivatives (AUD: GBP)	- Notional amount ($m)	5	1	0.5	0.5
FX Derivatives (CNY: USD)	- Notional amount ($m)	9	1	0.1	0.2
FX Derivatives (SEK: GBP)	- Notional amount ($m)	5	1	0.1	0.1
FX Derivatives (CHF: GBP)	- Notional amount ($m)	2	—	0.8	—
FX Derivatives (CZK: USD)	- Notional amount ($m)	3	1	—	—
FX Derivatives (USD: MXN)	- Notional amount ($m)	59	7	21.1	21.2
FX Derivatives (DKK: GBP)	- Notional amount ($m)	3	—	0.1	0.1
FX Derivatives (USD: AUD)	- Notional amount ($m)	—	—	—	1.3
FX Derivatives (GBP: SEK)	- Notional amount ($m)	—	—	11.2	—
FX Derivatives (USD: GBP)	- Notional amount ($m)	5	—	0.7	—

		Hedged exposure at 31 July 2020
		Maturity		Maturity
		Notional amount ($m)		Average exchange rate
		Up to one year	One to five years	Up to one year	One to five years
Cash flow hedges
Foreign currency risk
FX Derivatives (GBP: USD)	- Notional amount ($m)	36.0	7.0	1.3	1.2
FX Derivatives (GBP: CZK)	- Notional amount ($m)	27.0	4.0	29.1	29.8
FX Derivatives (EUR: GBP)	- Notional amount ($m)	53.0	8.0	0.9	0.9
FX Derivatives (JPY: GBP)	- Notional amount ($m)	8.0	1.0	—	—
FX Derivatives (JPY: USD)	- Notional amount ($m)	22.0	3.0	—	—
FX Derivatives (CAD: USD)	- Notional amount ($m)	23.0	3.0	0.8	0.7
FX Derivatives (AUD: USD)	- Notional amount ($m)	7.0	1.0	0.7	0.7
FX Derivatives (AUD: GBP)	- Notional amount ($m)	5.0	1.0	0.5	0.5
FX Derivatives (CNY: USD)	- Notional amount ($m)	7.0	2.0	0.1	0.1
FX Derivatives (SEK: GBP)	- Notional amount ($m)	4.0	1.0	0.1	0.1
FX Derivatives (CHF: GBP)	- Notional amount ($m)	3.0	1.0	0.8	0.9
FX Derivatives (CZK: USD)	- Notional amount ($m)	3.0	1.0	—	—
FX Derivatives (USD: MXN)	- Notional amount ($m)	35.0	4.0	21.5	23.7
FX Derivatives (DKK: GBP)	- Notional amount ($m)	2.0	—	0.1	0.1
FX Derivatives (USD: CNY)	- Notional amount ($m)	1.0	—	7.1	—

At 31 July 2021, the Group had forward foreign exchange contracts with a nominal value of $336m (FY2020: $273m) designated as cash-flow hedges. These forward foreign exchange contracts are in relation to sale and purchase of multiple currencies with varying maturities up to FY2021: 31 January 2023 and FY2020: 25 January 2022. The largest single currency pairs are disclosed above and make up 100% (FY2020: 100%) of the notional hedged exposure. The notional and fair values of these foreign exchange forward derivatives are shown in the nominal amount and fair value of derivative contracts table above.

31	Smiths Medical FY21 Financials

Notes to the Accounts
18 FAIR VALUE OF FINANCIAL INSTRUMENTS

		31 July 2021
($ in millions)	Notes	Basis for determining fair value	At amortized cost	At fair value through profit or loss	Total carrying value	Total fair value
Financial assets
Cash and cash equivalents	15	A	229	—	229	229
Trade and other financial receivables	14	A	172	—	172	172
Other financial assets		A	—	19	19	19
Related party notes receivable	25	C	1,527	—	1,527	1,527
Derivative financial instruments	17	B	—	5	5	5
Total financial assets			1,928	24	1,952	1,952
Financial liabilities
Trade and other financial payables	14	A	224	—	224	224
Cash overdrafts borrowings	15	A	18	—	18	18
Related party borrowings and interest accruals	15	C	1,124	—	1,124	1,124
Finance leases	15	D	62	—	62	N/A
Derivative financial instruments	17	B	—	3	3	3
Total financial liabilities			1,428	3	1,431	1,369

		31 July 2020
($ in millions)	Notes	Basis for determining fair value	At amortized cost	At fair value through profit or loss	Total carrying value	Total fair value
Financial assets
Cash and cash equivalents	15	A	193	—	193	193
Trade and other financial receivables	13	A	195	—	195	195
Related party notes receivable	25	C	1,419	—	1,419	1,419
Derivative financial instruments	17	B	—	2	2	2
Total financial assets			1,807	2	1,809	1,809
Financial liabilities
Trade and other financial payables	14	A	218	—	218	218
Cash overdrafts borrowings	15	A	12	—	12	12
Related party borrowings and interest accruals	15	C	1,161	—	1,161	1,161
Finance leases	15	D	62	—	62	N/A
Derivative financial instruments	17	B	—	6	6	6
Total financial liabilities			1,453	6	1,459	1,397

Other financial assets

In April 2021 the Group invested in $19m of convertible debt in Ivenix Inc., the owner of an US Food and Drug Administration approved Large Volume Pump (LVP). The Group has also entered into an exclusive distribution agreement for the Ivenix LVP. After reviewing the commercial terms of the convertible debt and the distribution agreement it has been concluded that the investment in convertible notes should be accounted for as a Financial Asset at Fair Value through Profit or Loss.

The fair value of a financial instrument is the price at which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's length transaction. Fair values have been determined with reference to available market information at the balance sheet date, using the methodologies described below:

A.Carrying value is assumed to be a reasonable approximation to fair value for all of these assets and liabilities (Cash and cash equivalents are level 1 and the other financial assets and liabilities are level 2 as defined by IFRS 13 - Fair Value Measurement).

B.Fair values of derivative financial assets and liabilities are estimated by discounting expected future contractual cash flows using prevailing interest rate curves. Amounts denominated in foreign currencies are valued at the exchange rate prevailing at the balance sheet date. These financial instruments are included on the balance sheet at fair value, derived from observable market prices (Level 2 as defined by IFRS 13 - Fair Value Measurement).

C.Notes receivable and borrowings are carried at amortized cost. Amounts denominated in foreign currencies are valued at the exchange rate prevailing at the balance sheet date. The fair value of borrowings is estimated by discounting expected future contractual cash flows using prevailing interest rate curves. Amounts denominated in foreign currencies are valued at the exchange rate prevailing at the balance sheet date. (Level 2 as defined by IFRS 13).

D.Leases are carried at amortized cost. Amounts denominated in foreign currencies are valued at the exchange rate prevailing at the balance sheet date. The disclosure of the fair value of lease liabilities is not required under IFRS 7 paragraph 29.

IFRS 13 defines a three-level valuation hierarchy:

•Level 1 – quoted prices for similar instruments

•Level 2 – directly or indirectly observable market inputs other than Level 1 inputs

32	Smiths Medical FY21 Financials

Notes to the Accounts
•Level 3 – inputs not based on observable market data

19 COMMITMENTS

At 31 July 2020, we adopted IFRS 16, see Note 11 for Right of Use Assets. At 31 July 2021, commitments, comprising bonds and guarantees arising in the normal course of business, amounted to $44m (FY2020 $49m).

20 PROVISIONS AND CONTINGENT LIABILITIES

($ in millions)	Warranty Provision & Product Liability	Commercial Disputes & Litigation	Reorganization & Property	Total
At 31 July 2019	3	2	1	6
Current liabilities	2	2	—	4
Non-current liabilities	1	—	1	2
At 31 July 2019	3	2	1	6
Exchange adjustments	1	—	—	1
Provision charged	3	5	3	11
Provision released	—	(1)	—	(1)
Utilization	(4)	(2)	(1)	(7)
At 31 July 2020	3	4	3	10
Current liabilities	2	4	1	7
Non-current liabilities	1	—	2	3
At 31 July 2020	3	4	3	10
Exchange adjustments	—	—	—	—
Provision charged	49	—	1	50
Utilization	(2)	(4)	(1)	(7)
At 31 July 2021	50	—	3	53
Current liabilities	11	—	—	11
Non-current liabilities	39	—	3	42
At 31 July 2021	50	—	3	53

Warranty Provision and Product Liability

On 17 August 2020, the Group initiated a voluntary recall notification for certain Medfusion® (models 3500 and 4000) syringe pump products. The specific concerns were focused on potential incorrect dose delivery when the device is used in an unexpected manner. The recall notification did not require product removal from the field if used in conjunction with an Operators Manual Insert that was sent with the recall notification.

In February 2021 the FDA commenced a for-cause audit inspection of Smiths Medical’s product development documentation as a result of an initial review into the Medfusion® product range of syringe pumps. At the conclusion of the inspection, in April 2021 the FDA issued a Form 483 (a form issued by the FDA to Smiths Medical management at the conclusion of an inspection when an investigator has observed any conditions that in their judgement may constitute violations of the Food Drug and Cosmetic Act and related acts). The Form 483 contained certain observations and discussion items, the majority of which related to an aged regulatory submission, design changes done through letters to the file and several field issues for certain Medfusion® products. The Group submitted an initial written response to the Form 483 to the FDA, in which the Group described the actions it had already completed, as well as a number of promised actions to address each of the observations and discussion items.

On 1 October 2021, the Group received a Warning Letter from the FDA (the “Warning Letter”). The Warning Letter details certain “significant violations” of the Federal Food, Drug, and Cosmetic Act (the “Act”) and related regulations pertaining to the observations and discussion items raised in the Form 483. The Group provided a written response to the Warning Letter 22 October 2021, which contained additional commitments to holistically address the underlying concerns raised by the FDA, including by taking an approach that looks deeper and broader across the entirety of the Groups’ quality management system and product offerings.

As a result, the Group developed a provision, which represents the expected value of the cost to remediate pumps currently in use in the market ("Field Remediation Costs"). Management based the provision on it's current Medfusion® bolus dose delivery field remediation strategy using multiple probability weighted expected scenarios.

Management have exercised judgement as to the potential remediation scenarios that may occur and be agreed with the FDA, and have identified the following key estimates and assumptions:

•Number of addressable Medfusion® pumps in market
•Field upgrade and pump replacement costs per unit
•The relative probability of scenarios identified

In FY2021, the Group recorded a provision of $44M, which represents the probability weighted estimate of the costs required to settle the present obligation at the balance sheet date. The Group expects to incur the costs over a 24-month period commencing at the initiation of the Medfusion® Field Service Corrective Action and considered the effects of discounting to not be material.

33	Smiths Medical FY21 Financials

Notes to the Accounts

The Group considered the risks and uncertainties regarding FDA approval of the Medfusion® bolus dose field remediation strategy and the uncertainty of the number of pumps active in the marketplace in determining its provision. The expected scenarios ranged between $27m - $64m.

The following table summarized the effect on the provision given changes in the provision model's assumptions and relative probability:

Increase in remediation provision resulting from:
10% Increase in cost to upgrade pumps	1
10% Increase in cost to replace pumps	2
10% Increase in the probability of the high end scenario	4

Commercial Disputes and Litigation in Respect of Ongoing Business Activities

The Group has on occasion been required to take legal action to protect its intellectual property and other rights against infringement. It has also had to defend itself against proceedings brought by other parties, including product liability claims. Provision is made for any expected costs and liabilities in relation to these proceedings where appropriate, though there can be no guarantee that such provisions (which may be subject to potentially material revision from time to time) will accurately predict the actual costs and liabilities that may be incurred.

Reorganization and Property

The amounts related to dilapidation provisions are FY2021: $3m and FY2020: $2m. For all periods, there were no provisions related to actual and potential environmental issues for sites which were no longer occupied by Group operations.

Contingent Liabilities

In the ordinary course of its business, the Group is subject to commercial disputes and litigation such as product liability claims, employee disputes and other kinds of lawsuits, and faces different types of legal issues in different jurisdictions. The high level of activity in the US, for example, exposes the Group to the likelihood of various types of litigation commonplace in that country, such as ‘mass tort’ and ‘class action’ litigation, legal challenges to the scope and validity of patents, and product liability claims. These types of proceedings (or the threat of them) are also used to create pressure to encourage negotiated settlement of disputes. Any claim brought against the Group (with or without merit) could be costly to defend. These matters are inherently difficult to quantify. In appropriate cases a provision is recognized based on best estimates and management judgement but there can be no guarantee that these provisions (which may be subject to potentially material revision from time to time) will result in an accurate prediction of the actual costs and liabilities that may be incurred. There are also contingent liabilities in respect of litigation for which no provisions are made.

The Group operates in some markets where the risk of unethical or corrupt behavior is material and has procedures, including an employee ‘Ethics Alert Line’, to help it identify potential issues. Such procedures will, from time to time, give rise to internal investigations, sometimes conducted with external support, to ensure that the Group properly understands risks and concerns and can take steps both to manage immediate issues and to improve its practices and procedures for the future. The Group also co-operates with relevant authorities in investigating business conduct issues whenever requested to. The Group is not aware of any issues which are expected to generate material financial exposures.

Medfusion® product range - US Food and Drug Administration (FDA) ‘for-cause’ audit

The Smiths Medical Group has provided its written response to the Warning Letter on 22 October 2021, 30 November 2021 and 28 January 2022 (the “Responses”), which contained additional commitments to holistically address the underlying concerns raised by the FDA, including by taking an approach that looks deeper and broader across the entirety of the Smiths Medical Groups’ quality management system and product offerings. The Smiths Medical Group is aiming to complete the outstanding remediation actions to address the specific Form 483 and Warning Letter observations and discussion items by mid-2024. The Smiths Medical Group is committing significant resources, to address the FDA’s observations and to strengthen its quality systems. Management have recorded a provision of $44m as described above in respect of the field remediation of pumps currently in use in the market. Expenditure to remediate Smiths Medical Group’s quality management system and product offerings is accounted for as incurred. The extent of the required expenditure is uncertain and may change considering the FDA’s responses to Smiths Medical Group’s proposed and current remediation actions. Smiths Medical Group’s current views, based on its current plans and estimates, is that the remediation expenditure will be approximately $100 million in addition to the provision for Field Remediation Costs.

The Smiths Medical Group is unable to control the timing or character of further FDA responses and other regulatory communications, and there can be no assurance that the FDA will accept as adequate the Smiths Medical Group’s responses to the Form 483 observations, the Responses, or any remediation actions that the Smiths Medical Group has or may continue to take in relation thereto. While the Company is not currently aware of any pending or threatened action, including any potential fines or penalties, as a follow-up or pursuant to the foregoing, there can be no assurance that no such action will be taken in the future. If the FDA is not satisfied with the Smiths Medical Group’s remediation actions, the Smiths Medical Group could be subject to additional FDA actions, including but not limited to prohibiting the Smiths Medical Group from selling the affected Medfusion® products (which represented c.0.3 per cent. of the Smiths Medical Group revenues in the twelve months to 31 July 2021), prohibiting the Smiths Medical Group from selling other products and devices, limitations on the company’s ability to export its products, refusal to approve future medical devices, requiring the company to enter into a consent decree of permanent injunction, as well as other potential fines and penalties, until the FDA is satisfied that the Smiths Medical Group is operating in substantial compliance with the Act and associated regulations. Any of the above mentioned actions could have a significant effect on the Smiths Medical Group’s reputation, financial position, profitability and prospects.

21 SHARE CAPITAL

	Number of shares	Issued capital ($m)	Consideration ($m)
Ordinary shares of £1 each
Total share capital at 31 July 2020	10,000,000	13	—
Bonus issue of shares	110,000,000	155	—
Reduction of share capital	(110,000,000)	(155)	—
Total share capital at 31 July 2021	10,000,000	13	—

34	Smiths Medical FY21 Financials

Notes to the Accounts
Share Capital Structure

Through 19 December 2019, Smiths Medical Group Limited (SMGL) was the parent and sole owner of the Group, and Smiths Group International Holdings Limited (SGIH) in turn owned all of the issued share capital (416 shares of £1 each) of SMGL. On December 20, 2019, SGIH transferred all of its interest in SMGL to Smiths Medical 2020 Limited (SM2020), a wholly-owned subsidiary of SGIH incorporated on 15 July 2019 with 1 share of issued capital, which now acts as the new holding company for the Group.

The total consideration for the shares transferred was satisfied by the allotment and issuance of 9,999,999 its ordinary shares of £1 each from SM2020 to SGIH. Therefore, as at July 31, 2020, the Group’s issued share capital was 10,000,000 Ordinary shares with a nominal value of 100p per share. As at 31 July 2019 the Group’s issued share capital was 225 (FY2018: 225) Ordinary A shares with a nominal value of 100p per share, 48 (FY2018: 48) Ordinary B shares with a nominal value of 100p per share and 143 (FY2018: 143) Ordinary C shares with a nominal value of 100p per share. All of the issued share capital was fully paid.

This transaction was a common control transaction which is outside of the scope of IFRS 3. SM2020 is a holding company and not a business and hence it is not appropriate to apply reverse acquisition principles. This has therefore been accounted for as a capital reorganization. Thus the full results and net assets of the existing group are shown as if the insertion of SM2020 had occurred at the start of the comparative year, and without any fair value uplift to the assets and liabilities on the basis that there is no substantive economic change. The equity effects of the capital reorganization are shown in FY 2020 as that is the period when SM2020 legally issued new shares. Hence, the $13m of share capital and $1,487m share premium represents the share capital and premium issued by SM2020 as consideration for SMGL in the year ended 31 July 2020 only. The CTA, Retained Earnings and Hedge Reserve represent those of the historical SMGL Group and any balance is included within the Group Reconstruction Reserve in the Non-statutory financial statements.

The GBP to USD exchange rate on the date of the transfer (December 20, 2019) was 1.3037 and therefore Share capital is presented as $13 million on the Consolidated Balance Sheet at 31 July 2021 and 2020.

FY2021 Bonus issue of shares and capital reduction

On 19 May 2021 the Directors approved a number of actions to effect a bonus issue of shares and a reduction in the capital of SM2020, the parent entity of the Group. The steps are set out below:

•The Company undertook a bonus issue of 110 million £1 ordinary shares, with a total nominal value of £110m ($155m). This increased the share capital of SM2020 from £10m ($13m) to £120m ($168m);
•The Directors, having considered the financial position of SM2020, and its ability to discharge its debts, approved a Solvency Statement pursuant to section 643 of the Companies Act 2006;
•By way of special resolution, approved by the Directors, a Reduction of Capital was approved. This reduced the Share Capital of SM2020 from £120m ($168m) to £10m ($13m) and reduced the Share Premium from £1,141m ($1,487m USD) to £nil. The effect of this capital reduction was to increase distributable profits, in the profit and loss account in reserves, by £1,251m ($1,765m) and $123m reduction to the cumulative translation reserve.

22 DIVIDENDS

Smiths Medical has not declared and paid any dividends for all periods presented in these financial statements.

23 RESERVES

Capital Management

During the periods covered by the Non-statutory financial statements, Smiths Medical Group has been controlled by Smiths Group plc. The capital management objectives, policies and processes have been performed and assessed at the consolidated Smiths Group plc level rather than being managed within Smiths Medical.

Group Reconstruction Reserve

During the periods covered by the Non-statutory financial statements, the group reconstruction reserve arises from the application of group reconstruction relief when undertaking the capital reorganization. This provides partial relief from recording the share premium in a group reconstruction. Following The Companies Act 2006 requirements, SM2020 recorded a higher share premium than was recorded by the former parent with all the other equity reserves remaining the same. This reallocation of reserves results in a negative Group reconstruction reserve being recorded in equity on consolidation of the Group.

Hedge Reserve

During the periods covered by the Non-statutory financial statements, all hedge reserves for Smiths Medical Group are cash flow hedges which are shown accordingly on the balance sheet.

See transactional currency exposure risk management disclosures in note 16 for additional details of cash-flow hedges, and translational currency exposure risk management disclosure also in note 16 for additional details of net investment hedges.

24 ACQUISITIONS

In May 2020 Smiths Medical entered into an agreement to purchase a set of both tangible and intangible assets, that represents a business, of Access Scientific. The acquisition of Access Scientific, LLC extends Smiths Medical’s vascular access product portfolio.

The fair values at the date of acquisition are:

35	Smiths Medical FY21 Financials

Notes to the Accounts

($ in millions)	Total
Intangible assets- technology and customer relationships	5
Inventories and other current assets	2
Net assets acquired	7
Goodwill on acquisition	9
Cash paid during the year	16
Total consideration	16

25 RELATED PARTY TRANSACTIONS

During the years ended 31 July 2021 and 2020 the Group was wholly-owned and consolidated within Smiths Group plc. There were a number of transactions and balances between the Group and Smiths Group plc which are summarized below.

Income Statement Related Party Transactions

	Year Ended 31 July
($ in millions)	2021	2020
Costs charged for IT services	(19)	(19)
Staff recharges	—	6
Net related party interest expense	(17)	(17)
Non-recurring Smiths Group royalty payments	(15)	(15)
APAC	(1)	1
Human resources shared services	(4)	(3)
Group insurance	(4)	(3)
Corporate recharges	(6)	(7)
Share-based payments	(1)	(1)
Smiths US Innovation	(1)	(1)
Miscellaneous	(2)	(2)
Net expense	(70)	(61)

Year-end Balance Sheet Balances Outstanding

	31 July
($ in millions)	2021	2020
Related party notes receivable (current)	1,527	1,419
Total amounts due from related parties	1,527	1,419

Related party trade and other payables, net	(1)	(15)
Short-term related party loans	(1,124)	(1,161)
Total amounts due to related parties	(1,125)	(1,176)
Net related party balance	402	243

All loans with related parties are subject to interest. Annual interest rates for the accounting periods presented vary from 0% to 3.2%. See note 16 for details of the significant related party loans comprising the balances above.

26 GOVERNMENT GRANTS

In July 2020, Smiths Medical obtained a grant from the U.S. Government for $21m, that is payable over time, to increase production capacity to meet anticipated demand for the vaccine as outlined in the parameters of the agreement. This grant involves the upgrade and expansion of a Smiths Medical facility including the optimization and increase of production capacity. The grant does not have to be repaid and is the only grant that the Group has.

At 31 July 2021, the amounts recognized on the income statement for the grant was $3m in other income. At 31 July 2021, the amount on the balance sheet for the grant was $9m in deferred income. The amounts on the income statement and balance sheet for the grant for FY 2020 were immaterial.

27 POST BALANCE SHEET EVENTS

Related party debt agreements

ICU Medical acquired the Group on 6 January 2022. In doing so, the related party receivable balances by the Group of $1,527m from Smiths Group plc entities (see note 15) have been restructured and balances distributed / repaid to Smiths Group plc. The related party loan balances of the Group falling due in November 2022 of $1,124m (see note 15) have been settled and repaid to Smiths Group plc. These loans have since been replaced with intercompany loan agreements between ICU Medical and Smiths Medical ASD, Inc, in the amounts of $1,124m. ICU Medical has obtained financing with lending institutions to complete the transaction and to continue to fund the Group’s operations post completion.

36	Smiths Medical FY21 Financials

Notes to the Accounts

Ivenix investment

In connection with the ICU Medical acquisition of the Group, a commercial decision was taken to exit the Group’s commercial agreement with Ivenix Inc. These circumstances have resulted in a change in strategy for the Group’s investment in Ivenix Inc. and has triggered an indicator of impairment to the carrying value of the Group’s investment in Ivenix Inc. As this change in circumstances indicates that the investment is not probable to receive the economic benefits, management has impaired the entire value of the Group’s Ivenix Inc. investment.

28 PERIMETER

The perimeter of the Group consists of the following direct and indirect wholly-owned subsidiaries of Smiths Medical 2020 Limited for the time for which they were subsidiary companies. Dates of acquisition or disposal of any subsidiaries that have been acquired or disposed of during the periods presented within the Non-statutory financial statements has been included below.

Name	Acquired / disposed of during years presented
Ashfield Medical Systems Ltd
Graseby Medical Ireland Ltd
Graseby Medical Ltd
Medex Cardio-Pulmonary, Inc.
Medex Medical Ltd
PneuPac Ltd
SI Overseas Holdings Ltd
Smiths Graseby Medical Instrument (Zhejiang) Co Ltd	Registered 29th March 2021
Smiths Group Deutschland Gmbh
Smiths Healthcare Manufacturing SA de CV
Smiths Medical (Beijing) Co Ltd
Smiths Medical (Portugal) Unipessoal Lda
Smiths Medical (Shanghai) Co. Ltd
Smiths Medical ASD, Inc.
Smiths Medical Australasia Pty Ltd
Smiths Medical Belgium NV
Smiths Medical Canada Limited
Smiths Medical Czech Republic A.S.
Smiths Medical Denmark Aps
Smiths Medical Deutschland GmbH
Smiths Medical Do Brasil Produts Hospitalares Ltda
Smiths Medical Espana Srl
Smiths Medical France SAS
Smiths Medical Group Ltd
Smiths Medical Hong Kong Ltd
Smiths Medical India Pvt Ltd
Smiths Medical Instrument (Zhejiang) Co. Ltd.
Smiths Medical International Ltd
Smiths Medical Italia Srl
Smiths Medical Japan Ltd
Smiths Medical Nederland BV
Smiths Medical Osterreich Gmbh
Smiths Medical Schweiz AG
Smiths Medical Singapore Pte Ltd
Smiths Medical Sverige AB

37	Smiths Medical FY21 Financials